UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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UNIVERSAL DISPLAY CORPORATION
(Name of Registrant as Specified in Its Charter)

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UNIVERSAL DISPLAY CORPORATION
375 Phillips Boulevard
Ewing, New Jersey 08618

________________________

NOTICE OF 2012 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 21, 2012
________________________

Dear Shareholders:

You are cordially invited to attend our 2012 Annual Meeting of Shareholders on Thursday, June 21, 2012, at 4:00 p.m., Eastern Time, at the Crowne Plaza Philadelphia West hotel (formerly the Holiday Inn on City Line Avenue), 4010 City Avenue, Philadelphia, Pennsylvania 19131.  We are holding the meeting to:

(1)	Elect seven members of our Board of Directors to hold one-year terms;

(2)	Approve an amendment to our Amended and Restated Articles of Incorporation to implement a majority vote standard in uncontested elections of Directors;

(3)	Approve an advisory resolution regarding executive officer compensation;

(4)	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2012; and

(5)	Transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

If you were the record owner of shares of our common stock at the close of business on April 10, 2012, you may attend and vote at the meeting.  If you cannot attend the meeting, you may vote by returning the enclosed proxy card or, if you hold your shares in “street name,” the enclosed voting instruction form.  Any shareholder of record may vote in person at the meeting, even if he or she has already returned a proxy card.  A list of all shareholders of record will be made available for review by registered shareholders both at the meeting and, during regular business hours, at our headquarters in Ewing, New Jersey for 10 days prior to the meeting.

We look forward to seeing you at the meeting.

Sincerely,

/s/ Sidney D. Rosenblatt
Sidney D. Rosenblatt
Executive Vice President, Chief Financial Officer,
Treasurer and Secretary

Ewing, New Jersey
April 26, 2012
_____________________________________________________________________________________________

As promptly as possible, please complete, sign, date and return the enclosed proxy card or voting instruction form in the postage-paid return envelope provided.  Please fill out and return the proxy card or instruction form whether or not you expect to attend the annual meeting in person.  If you are a shareholder of record and you attend the meeting in person, you may revoke your proxy and vote your shares at that time.
_____________________________________________________________________________________________

UNIVERSAL DISPLAY CORPORATION
375 Phillips Boulevard
Ewing, New Jersey 08618
________________________

PROXY STATEMENT FOR 2012 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 21, 2012
________________________

INFORMATION CONCERNING THIS SOLICITATION

The Board of Directors of Universal Display Corporation (we, us or the “Company”) is soliciting proxies for the 2012 Annual Meeting of Shareholders to be held on Thursday, June 21, 2012, at 4:00 p.m., Eastern Time, at the Crowne Plaza Philadelphia West hotel (formerly the Holiday Inn on City Line Avenue), 4010 City Avenue, Philadelphia, Pennsylvania 19131 (the “Annual Meeting”).  This proxy statement contains important information for shareholders to consider when deciding how to vote on the matters brought before the Annual Meeting.  Please read it carefully.

At the Annual Meeting, our shareholders will be asked to vote upon:

(1)	the election of seven members of our Board of Directors to hold one-year terms;

(2)	a proposal to amend our Amended and Restated Articles of Incorporation to implement a majority vote standard in uncontested elections of Directors;

(3)	a proposal to approve an advisory resolution regarding executive officer compensation;

(4)	a proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2012; and

(5)	such other business as may properly come before the meeting or any postponements or adjournments thereof.

Voting materials, which include the proxy statement, a proxy card and our 2011 Annual Report to Shareholders, will be mailed to all registered shareholders beginning on or about April 26, 2012.  Shareholders holding their shares in “street name” should receive the proxy statement and a voting instruction form from their broker, bank or other custodian, nominee or fiduciary.  We will pay the expenses of these solicitations.  In addition to solicitation by mail, proxies may be solicited by telephone or in person by some of our officers, directors and regular employees or independent contractors who will not be specially engaged or compensated for such services.

Our principal executive offices are located at 375 Phillips Boulevard, Ewing, New Jersey 08618.  Our general telephone number is (609) 671-0980.

VOTING AT THE ANNUAL MEETING

Our Board of Directors has set April 10, 2012 as the record date for the Annual Meeting (the “Record Date”).  As of the Record Date, we had outstanding 46,340,345 shares of common stock and 200,000 shares of Series A Nonconvertible Preferred Stock.  Each holder of our common stock or Series A Nonconvertible Preferred Stock is entitled to one vote per share on all matters to be voted on at the Annual Meeting.  Holders of our common stock and Series A Nonconvertible Preferred Stock vote together as a single class on all matters.

Only shareholders of record as of the close of business on the Record Date may attend and vote at the Annual Meeting.  The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter to be acted upon at the Annual Meeting will constitute a quorum for purposes of that matter.  Shareholders of record who return a proxy card but abstain from voting or fail to vote on a particular matter will be considered “present” for quorum purposes with respect to the matter.  In addition, shares held by brokers or nominees who have notified us on a proxy card or otherwise in accordance with industry practice that they have not received voting instructions with respect to a particular matter and that they lack or have declined to exercise voting authority with respect to such matter (referred to in this proxy statement as “uninstructed shares”), will be considered “present” for quorum purposes with respect to the matter.  Votes not cast by brokers or nominees with respect to uninstructed shares are referred to in this proxy statement as “broker non-votes.”

The persons named in the enclosed proxy will vote the shares represented by each properly executed proxy as directed therein.  In the absence of such direction on a properly executed proxy card, the persons named in the enclosed proxy will vote “FOR” the persons nominated by our Board of Directors for election as directors; “FOR” the proposal to amend our Articles of Incorporation to implement a majority vote standard for uncontested elections of Directors; “FOR” the proposal to approve, on an advisory basis, the compensation of our executive officers; and “FOR” ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2012.  As to other items of business that may properly be presented at the Annual Meeting for action, the persons named in the enclosed proxy will vote the shares represented by the proxy in accordance with their best judgment.

A shareholder of record may revoke his or her proxy at any time before its exercise by giving written notice of such revocation to our Corporate Secretary.  In addition, any shareholder of record may vote by ballot at the Annual Meeting, even if he or she has already returned a proxy card.

The preliminary voting results will be announced at the Annual Meeting.  The final results will be reported in a Current Report on Form 8-K to be filed within four business days following the date of the Annual Meeting.

Your vote is important.  Please complete, sign and return the accompanying proxy card or voting instruction form whether or not you plan to attend the Annual Meeting.  If you plan to attend the Annual Meeting to vote in person and your shares are registered with our transfer agent in the name of a broker, bank or other custodian, nominee or fiduciary, you must secure a proxy from that person or entity assigning you the right to vote your shares of common stock.

Important Notice Regarding the Availability of
Proxy Materials for the Annual Meeting of Shareholders to be Held on June 21, 2012

This proxy statement and our 2011 Annual Report to Shareholders are available at www.universaldisplay.com in the “For Shareholders – SEC Documents” section.

PROPOSAL 1
ELECTION OF DIRECTORS

Our Board of Directors has fixed the number of directors at seven, all of whom are to be elected at the Annual Meeting.  Each director elected will serve until our next annual meeting of shareholders and such time as a successor has been selected and qualified, or until the director’s earlier death, resignation or removal.  Each nominee has consented to being nominated and to serve if elected.  If any nominee should subsequently decline or be unable to serve, the persons named in the proxy will vote for the election of such substitute nominee as shall be determined by them in accordance with their best judgment.

Pursuant to our Amended and Restated Articles of Incorporation, the holder of our Series A Nonconvertible Preferred Stock is entitled to nominate and elect two of the members of our Board of Directors.  The holder of the Series A Nonconvertible Preferred Stock has waived this right with respect to the election of directors at the Annual Meeting.

All nominees are presently members of our Board of Directors whose terms expire at the Annual Meeting.  The nominees for election are set forth below.  The descriptions of the nominees for election set forth the experience, qualifications, attributes and skills that have led our Board of Directors to conclude that these nominees should serve as members of our Board of Directors.

NOMINEES FOR ELECTION AS DIRECTORS

		Year First Became Director,
Name of Director	Age	Principal Occupations and Certain Directorships

Sherwin I. Seligsohn	76
Mr. Seligsohn is our Founder and has been the Chairman of our Board of Directors since June 1995.  He also served as our Chief Executive Officer from June 1995 through December 2007, and as our President from June 1995 through May 1996.  Mr. Seligsohn serves as the sole Director, President and Secretary of American Biomimetics Corporation, International Multi-Media Corporation, and Wireless Unified Network Systems Corporation.  He is also Chairman of the Board of Directors, President and Chief Executive Officer of Global Photonic Energy Corporation.  From June 1990 to October 1991, Mr. Seligsohn was Chairman Emeritus of InterDigital Communications, Inc. (“InterDigital”), formerly International Mobile Machines Corporation.  He founded InterDigital and from August 1972 to June 1990 served as its Chairman of the Board of Directors.  Mr. Seligsohn is a member of the Industrial Advisory Board of the Princeton Institute for the Science and Technology of Materials (“PRISM”) at Princeton University.

Steven V. Abramson	60
Mr. Abramson is our President and Chief Executive Officer, and has been a member of our Board of Directors since May 1996.  Mr. Abramson served as our President and Chief Operating Officer from May 1996 through December 2007.  From March 1992 to May 1996, Mr. Abramson was Vice President, General Counsel, Secretary and Treasurer of Roy F. Weston, Inc., a worldwide environmental consulting and engineering firm.  From December 1982 to December 1991, Mr. Abramson held various positions at InterDigital, including General Counsel, Executive Vice President and General Manager of the Technology Licensing Division.  Mr. Abramson has also been a member of the Board of Directors of the OLED Association since its inception in 2008.

Sidney D. Rosenblatt	64
Mr. Rosenblatt is an Executive Vice President and has been our Chief Financial Officer, Treasurer and Secretary since June 1995.  He also has been a member of our Board of Directors since May 1996.  Mr. Rosenblatt was the owner of S. Zitner Company from August 1990 through August 2010 and served as its President from August 1990 through December 1998.  From May 1982 to August 1990, Mr. Rosenblatt served as the Senior Vice President, Chief Financial Officer and Treasurer of InterDigital.

		Year First Became Director,
Name of Director	Age	Principal Occupations and Certain Directorships

Leonard Becker	88
Mr. Becker has been a member of our Board of Directors since February 2001. For the last 40 years, Mr. Becker has been a general partner of Becker Associates, which is engaged in real estate investments and management. He served on the Board of Directors of American Business Financial Services, Inc. (OTCBB: “ABFIQ.PK”), as well as on its compensation and audit committees, until March 2007. He also previously served as a director of Eagle National Bank and Cabot Medical Corporation.

Elizabeth H. Gemmill	66
Ms. Gemmill has been a member of our Board of Directors since April 1997. Since March 1999, she has been Managing Trustee and, more recently, President of the Warwick Foundation. From February 1988 to March 1999, Ms. Gemmill was Vice President and Secretary of Tasty Baking Company. Ms. Gemmill is the former Chairman of the Board of Philadelphia University (1998-2009) and serves on the Boards of Beneficial Mutual Bancorp, Inc., the Philadelphia College of Osteopathic Medicine, and the YMCA of Philadelphia and Vicinity. She previously served as a director of American Water Works Company, Inc. (NYSE: “AWK”) until it was sold in early 2003, and as a director of Philadelphia Consolidated Holdings Corporation (NASDAQ: “PHLY”) until it was sold in December 2008.

C. Keith Hartley	69
Mr. Hartley has been a member of our Board of Directors since September 2000. Since June 2000, he has been the President of Hartley Capital Advisors, a merchant banking firm. From August 1995 to May 2000, he was the managing partner of Forum Capital Markets LLC, an investment banking company. In the past, Mr. Hartley held the position of managing partner for Peers & Co. and Drexel Burnham Lambert, Inc. He also serves as a director of Idera Pharmaceuticals, Inc. (NASDAQ: “IDRA”) and Swisher International Group, Inc.

Lawrence Lacerte	59
Mr. Lacerte has been a member of our Board of Directors since October 1999. Since July 1998, he has been Chairman of the Board of Directors and Chief Executive Officer of Exponent Technologies, Inc., a company specializing in technology and Internet-related ventures. Prior to that time, he was the founder, Chairman of the Board of Directors and Chief Executive Officer of Lacerte Software Corp., which was sold to Intuit Corporation in June 1998.

Vote Required and Recommendation of our Board of Directors

Directors are elected by a plurality and the seven nominees who receive the most votes will be elected.  Shareholders may vote for or withhold their vote from each nominee, or the entire group of nominees as a whole.  Broker non-votes are not considered “votes cast” with respect to this proposal and will have no effect on the outcome of the election of directors.  Shareholders do not have cumulative voting rights with regard to the election of members of our Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
EACH OF THE NOMINEES FOR DIRECTOR.

Director Independence

Our Board of Directors has determined that a majority of its members are “independent directors” within the meaning of applicable NASDAQ listing requirements.  Our independent directors are Mr. Becker, Ms. Gemmill, Mr. Hartley and Mr. Lacerte.  In addition, based on these listing requirements, our Board of Directors has determined that Mr. Seligsohn, Mr. Abramson and Mr. Rosenblatt are not independent directors because they are all officers of the Company.

Our independent directors meet in executive session on a periodic basis in connection with regularly-scheduled meetings of the full Board of Directors, as well as in their capacity as members of our Audit Committee and Compensation Committee.

In evaluating director independence, the Board of Directors considered our relationship with Exponent Technologies, Inc. (“Exponent”).  Exponent is a provider of information system services for payroll, benefits and human resources management.  Mr. Lacerte is Chairman of the Board of Directors and Chief Executive Officer of Exponent.  For 2011, we paid a total of $16,006 to Exponent in connection with its provision of these services to us.  This amount is well below the threshold for director independence under the NASDAQ listing requirements.  There being no other factors suggesting that this relationship might impair Mr. Lacerte’s independence, our Board of Directors concluded that Mr. Lacerte should be treated as an independent director.

Board Meetings and Committees; Annual Meeting Attendance

In 2011, our Board of Directors held six meetings, our Audit Committee held four separate meetings, and our Compensation Committee met twice to approve matters involving executive compensation.  In addition, during meetings of our full Board of Directors, members of our Audit Committee approved various audit and non-audit services, and members of our Compensation Committee approved various matters relating to equity compensation.  All members of the Board attended at least 75% of these meetings in the aggregate.

All incumbent directors and nominees for election as director are encouraged, but not required, to attend our annual meetings of shareholders.  All current members of our Board of Directors attended our Annual Meeting of Shareholders in 2011.

Director Nominations

Our Board of Directors has not established a standing committee to nominate candidates for election as directors.  Instead, a majority of our independent directors recommend, and our full Board of Directors selects, the candidates that will be nominated to stand for election as directors at our annual meeting of shareholders.  Our Board of Directors believes that this process is appropriate given the relatively small size of our Board of Directors and the fact that each independent director already serves on both the Audit Committee and the Compensation Committee.  Since we do not have a nominating committee, our Board of Directors has not adopted a nominating committee charter.

In nominating candidates for election as directors, both our independent directors and our full Board of Directors consider the skills, experience, character, commitment and diversity of background of each potential nominee, all in the context of the requirements of our Board of Directors at that point in time.  With respect to their consideration of diversity of background, neither our independent directors nor our full Board of Directors has a formal policy of assessing diversity with respect to any particular qualities or attributes.  Each candidate should be an individual who has demonstrated integrity and ethics, has an understanding of the elements relevant to the success of a publicly-traded company, and has established a record of professional accomplishment in such candidate’s chosen field.  Each candidate also should be prepared to participate in all Board and committee meetings that he or she attends, and should not have other personal or professional commitments that might reasonably be expected to interfere with or limit such candidate’s ability to do so.  Additionally, in determining whether to recommend a director for re-election, the director’s past attendance at Board and committee meetings is considered.

Our Board of Directors has no stated specific, minimum qualifications that must be met by candidates for election as directors.  However, in accordance with SEC rules and applicable NASDAQ listing requirements, at least one member of our Board of Directors is expected to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and a majority of the members of the Board are expected to meet the definition of “independent director” within the meaning of SEC rules and applicable NASDAQ listing requirements.

Any shareholder of record entitled to vote in the election of directors at an annual or special meeting of our shareholders may nominate one or more persons to stand for election to the Board at such meeting in accordance with the requirements of our Amended and Restated Bylaws.  In order to be considered by our Board of Directors in connection with the nominations process for our 2013 annual meeting of shareholders, all such director nominations must be received by our Corporate Secretary at our principal executive offices by February 21, 2013.  Each such submission must be in writing and must comply with the notice, information and consent provisions contained in our Amended and Restated Bylaws.  In addition, each such submission must include any other information required by Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Submissions should be addressed to our Corporate Secretary at the following address: Universal Display Corporation, 375 Phillips Boulevard, Ewing, New Jersey 08618.

Our independent directors and the full Board of Directors will consider all candidates identified by shareholders through the processes described above, and will evaluate each of them, including incumbent directors, based on the same criteria.  Although we have no formal policy regarding shareholder nominees, our Board of Directors believes that shareholder nominees should be viewed in substantially the same manner as other nominees.  The consideration of any candidate for director will be based on an assessment of the individual’s background, skills and abilities, together with an assessment of whether such characteristics qualify the individual to fulfill the needs of our Board of Directors at that time.

Board Leadership Structure

Since December 2007, when Mr. Abramson became our Chief Executive Officer and Mr. Seligsohn took the title Founder and Chairman of the Board, our Board of Directors has had a leadership structure in which the Board’s chair and our Chief Executive Officer are different persons.  Prior to that time, Mr. Seligsohn served both as Chief Executive Officer and Chairman of the Board.  However, since Mr. Seligsohn remains an officer of the Company, a member of our management team continues to serve as the leader of our Board.

We believe that the overlap between our Board and executive management has been advantageous to us, in that we have benefited from strong, clear, consistent and cohesive leadership, with a senior executive setting the tone and having ultimate responsibility for all of our operating and strategic functions, thus providing unified leadership and direction for our Board of Directors and our operational functions.  While our Board of Directors has never concluded that the role of Chairman must always be held by a senior executive, and reserves the right to reconsider this matter, it intends to continue the current arrangement for the foreseeable future.

Our Board of Directors does not have a lead independent director, but receives strong leadership from all of its independent members.  Additionally, as discussed above, our independent directors meet in executive session on a periodic basis in connection with regularly-scheduled meetings of the full Board of Directors, as well as in their capacity as members of our Audit Committee and Compensation Committee.  All of our directors take active roles in the activities of our Board of Directors at meetings of the full Board.  The Board believes that this open structure, as compared to a system in which there is a designated lead independent director, facilitates a strong sense of responsibility among our directors, as well as active and effective oversight by the independent directors of our operations and strategic initiatives, including the risks that may be attendant thereto.  All members of our Board are able to propose items for inclusion on Board meeting agendas, and our Board meetings include time for discussion of items not on the formal agenda.

Our Board is comprised of four independent directors and three directors who are executive officers of the Company.  Each of our directors is a sophisticated and seasoned business person, experienced in board processes and knowledgeable regarding matters of corporate governance, and has substantial leadership experience in his or her field.  For additional information about the backgrounds and qualifications of our directors, see above under the heading “Proposal 1 – Election of Directors.”

Audit Committee

Our Board of Directors has established a standing Audit Committee.  The members of our Audit Committee are Mr. Becker, Ms. Gemmill, Mr. Hartley and Mr. Lacerte.  Ms. Gemmill is the Chairperson of our Audit Committee.

Our Audit Committee operates pursuant to a written charter that complies with the applicable provisions of the Sarbanes-Oxley Act of 2002 and related rules of the Securities and Exchange Commission (the “SEC”) and NASDAQ listing standards.  The Audit Committee Charter was last reviewed by our Board of Directors on April 10, 2012, and a copy of the charter is publicly available through the “For Investors” section of our website at www.universaldisplay.com.

According to its charter, our Audit Committee is responsible for, among other things:

•	reviewing our financial statements and discussing these statements and other relevant financial matters with management and our independent registered public accounting firm;

•	selecting and evaluating our independent registered public accounting firm and approving all audit engagement fees and terms;

•	pre-approving all audit and non-audit services provided to us, including the scope of such services, the procedures to be utilized and the compensation to be paid;

•	assessing the effectiveness of our internal control system and discussing this assessment with management and our independent registered public accounting firm;

•
reviewing our financial reporting and accounting standards and principles, significant changes in these standards and principles, or in their application, and key accounting decisions affecting our financial statements, including alternatives to, and the rationale for, these decisions;

•
discussing with management and our independent registered public accounting firm, as appropriate, our risk assessment and risk management policies, including our major exposures to financial risk and the steps taken by management to monitor and mitigate these exposures; and

•
reviewing and investigating any matters pertaining to the integrity of management, including any actual or potential conflicts of interest or allegations of fraud, and the adherence of management to our standards of business conduct.

Each member of our Audit Committee meets the financial knowledge and independence criteria of the NASDAQ listing requirements.  Our Board of Directors has determined that Ms. Gemmill is an “audit committee financial expert” as such term is defined under SEC regulations, and that Ms. Gemmill meets the financial sophistication and independence standards mandated by the NASDAQ listing requirements.

Report of the Audit Committee

The Audit Committee has reviewed and discussed with Company management the audited financial statements of the Company for the fiscal year ended December 31, 2011, as well as management’s assessment of the Company’s internal control over financial reporting as of December 31, 2011.  In addition, the Audit Committee has discussed with the Company’s independent registered public accounting firm, KPMG LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU § 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T, including the opinion regarding internal control over financial reporting pursuant to PCAOB Auditing Standard No. 5.  The Audit Committee also has received the written disclosures and the letter from KPMG LLP required by the PCAOB regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed the independence of KPMG LLP with that firm.  Based on the Audit Committee’s review of the matters noted above and its discussions with management and the Company’s independent registered public accounting firm, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the period ended December 31, 2011.

Respectfully submitted by the Audit Committee

Elizabeth H. Gemmill (Chairperson)
Leonard Becker
C. Keith Hartley
Lawrence Lacerte

Compensation Committee

Our Board of Directors has established a standing Compensation Committee.  The members of our Compensation Committee are Mr. Becker, Ms. Gemmill, Mr. Hartley and Mr. Lacerte.  Ms. Gemmill is the Chairperson of our Compensation Committee.

Our Compensation Committee, which does not operate pursuant to a written charter, is responsible for, among other things:

•
recommending to the full Board of Directors the base salary, incentive compensation and any other compensation for the Company’s Chief Executive Officer, Chief Financial Officer and other executive officers;

•	recommending to the full Board of Directors the compensation for service as a member of the Board of Directors or any Board committees;

•	reviewing and approving or ratifying management’s recommendations for equity compensation awards to other employees and consultants of the Company;

•
administering and discharging the duties imposed on the Committee under the terms of the Company’s Equity Compensation Plan, Employee Stock Purchase Plan and Supplemental Executive Retirement Plan; and

•	performing such other functions and duties as are deemed appropriate by the full Board of Directors.

Our Compensation Committee has historically determined the compensation for the Company’s executive officers in two stages.  Base salary adjustments and perquisites and other benefits (life insurance coverage, automobile allowance, etc.) traditionally have been approved to coincide with the annual employment anniversaries of these individuals with the Company.  Annual bonus equity compensation awards, long-term incentive equity compensation awards, and any special cash or non-cash awards typically have been granted shortly after year-end.  This enables the Committee to review the Company’s fiscal performance for the year in determining these grants.

For 2011, compensation for non-employee members of our Board of Directors was recommended by our Compensation Committee and approved in March 2011.  This compensation was paid in quarterly installments shortly following the end of each quarter during the year.  No separate compensation was awarded for committee service, and directors who are employees or officers of the Company did not receive compensation for their service on the Board.

In order to facilitate the Compensation Committee’s activities, Company management recommends to the Committee compensation for the Company’s executive officers and directors.  However, the Committee exercises independent judgment in determining compensation for the Company’s executive officers and directors, and in recommending this compensation to the full Board of Directors for approval.  As part of this process, the Committee meets in executive session to review and ultimately finalize its recommendations.

Since 2009, the Compensation Committee has consulted from time to time as to compensation matters with Hay Group, Inc. (“Hay Group”), which it first engaged in 2009 as consultants to review compensation for the Company’s Chief Executive Officer and Chief Financial Officer.

Compensation Committee Interlocks and Insider Participation

Each member of our Compensation Committee is an independent director under the NASDAQ listing requirements.  None of the members of our Compensation Committee were officers or employees of the Company or its subsidiary during 2011, were formerly officers of the Company or its subsidiary, or had any relationship with the Company since the beginning of 2011 that requires disclosure under Item 404 of Regulation S-K.  Nor have there been, since the beginning of 2011, any compensation committee interlocks involving our directors and executive officers that require disclosure under Item 407 of Regulation S-K.

Report of the Compensation Committee

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted by the Compensation Committee

Elizabeth H. Gemmill (Chairperson)
Leonard Becker
C. Keith Hartley
Lawrence Lacerte

Shareholder Communications

Shareholders may send communications to our Board of Directors, or to individual members of our Board of Directors, care of our Corporate Secretary at the following address: Universal Display Corporation, 375 Phillips Boulevard, Ewing, New Jersey 08618.  In general, all shareholder communications sent to our Corporate Secretary for forwarding to our Board of Directors, or to specified Board members, will be forwarded in accordance with the sender’s instructions.  However, our Corporate Secretary reserves the right to not forward to members of our Board of Directors any abusive, threatening or otherwise inappropriate materials.  Information on how to submit complaints to our Audit Committee regarding accounting, internal accounting controls or auditing matters can be found on the “For Investors” section of our website at www.universaldisplay.com.  The information on our website referenced in this proxy statement is not and should not be considered a part of this proxy statement.

EXECUTIVE COMPENSATION

Compensation Philosophy and Objectives

Compensation and benefits programs are an important part of the relationship between our Company and its executive officers.  Compensation for our executive officers is intended to be competitive, thereby allowing us to attract, motivate and retain talented personnel.  We also seek to reward our executive officers for accomplishments and contributions to the Company’s long-term strategic and short-term business goals.

How We Determine Executive Compensation

Each year, our Compensation Committee reviews and approves the compensation for our executive officers.  This process begins with a review of the compensation paid to our executive officers in recent prior years.  We use prior compensation as a starting point because we believe, as a general matter, that executive compensation should remain relatively consistent from year-to-year.  The market for our organic light emitting diode (“OLED”) technologies and materials is still at an early stage, which poses risks for our business.  By keeping executive compensation relatively constant year-to-year, we provide a stable pay environment for our executive officers while they work to grow our business and revenues.

With prior compensation as a baseline, we then consider the extent to which we have achieved our business goals for the current year, including our goals for revenue growth, expense management, balance sheet stability, technical progress, new and expanded business relationships and increased shareholder value.  We also evaluate the individual performance of our executive officers in relation to the achievement of our business goals.  As part of this process, we reassess our business goals in relation to the actual growth of the OLED market over the past year.  Since many of our business goals depend on dynamic market factors outside of the control of our executive officers, we want to ensure that we measure our Company’s and their individual performance against goals that are realistic.

In addition, we consider the expected contributions of each individual executive officer to the future of our business.  This helps us determine the value of long-term incentive compensation awards to our executive officers, such as shares of restricted stock.  In determining these awards, we also consider the level of compensation that would be appropriate for motivating each individual executive officer to remain committed to our Company and its future success.  Since the OLED market is still at a relatively early stage, our executive officers face a risk that our business might not ultimately succeed.  We believe that long-term incentive compensation awards to our executive officers help offset that risk.

Finally, we consider other factors that may be relevant.  With respect to 2011 compensation decisions, for example, we considered whether the state of the general economy should have any impact on compensation decisions respecting our executive officers.

Executive management makes recommendations to our Compensation Committee regarding all aspects of compensation for our executive officers.  However, final decisions on any major element of compensation, as well as total compensation for our executive officers, are made by our Compensation Committee.  Awards to our executive officers are then approved by our full Board of Directors.  Our Chief Executive Officer does not participate in Compensation Committee or Board deliberations regarding his compensation.  Also, meetings of our Compensation Committee are scheduled well in advance of the proposed meeting date, and the Committee does not establish equity grant dates in order to affect the value of any particular award.

In making compensation decisions, we consider whether the proposed compensation to our executive officers is within the range of compensation generally known to be paid to executives at other companies.  Other than in any data provided by Hay Group, information on the compensation paid to executives at other companies is not tabulated or summarized, and we do not engage in any formal form of compensation benchmarking.

In determining executive compensation, we consider the current value to our executive officers of compensation paid or issued to them for prior years.  However, we have not focused on gains or losses from prior option grants or other awards because we believe that those gains or losses are not particularly significant in relation to overall compensation, and that gains or losses from prior awards do not have a substantial effect on the future performance of our executive officers.  We also do not use tally sheets in determining compensation for our executive officers.

From time to time, we utilize external consultants to assist in determining executive compensation.  As discussed above, in 2009, the Compensation Committee of our Board of Directors engaged Hay Group as consultants to review compensation for the Company’s Chief Executive Officer and Chief Financial Officer, and to estimate the financial impact of adopting a proposed supplemental retirement plan for certain of the Company’s executive officers.  The Compensation Committee has continued to consult with Hay Group over time, and while Hay Group did not provide specific advice regarding 2011 compensation, information provided by Hay Group with respect to compensation matters in general, which the Compensation Committee may factor into compensation decisions regarding future years, was taken into account by the Committee with respect to 2011 compensation.

In its review of the overall compensation of our Chief Executive Officer and Chief Financial Officer, Hay Group compared the total direct compensation of these officers, on a combined basis, to total direct combined compensation paid to the top two executive officers at the following peer group of 15 companies, chosen by Hay Group in 2009 based on their similarity to us in market value and industry:

Diodes Incorporated	PLX Technology, Inc.
DTS, Inc.	Rogers Corporation
Exar Corporation	Standard Microsystems Corporation
InterDigital, Inc.	Supertex, Inc.
Kopin Corporation	Tessera Technologies, Inc.
Littelfuse, Inc.	Volterra Semiconductor Corporation
MIPS Technologies, Inc.	Zoran Corporation
Monolithic Power Systems, Inc.

Elements of Compensation

For 2011, total compensation to our executive officers consisted of the following elements:

•	Base salaries;
•	Annual cash bonus awards;
•	Long-term incentive equity compensation awards;
•	Supplemental retirement benefits;
•	Special event awards; and
•	Perquisites and other benefits.

Our executive officers receive both cash and non-cash, or equity, compensation.  Equity compensation is in the form of long-term incentive stock awards that typically vest with continued service over time, and immediately vesting stock awards associated with special events.  We utilize annual cash bonus awards and special event awards to reward our executive officers for their performance during the past year.  We use long-term incentive awards that vest over time largely to motivate our executive officers to perform in future years.  Beginning in 2010, we also started using supplemental retirement benefits to incentivize our executive officers to continue to provide valuable leadership to the Company.  We believe that each of these components is an important and necessary element of executive compensation.

Actual compensation amounts are determined by our Compensation Committee in its discretion.  However, the mix of compensation components has remained relatively consistent year-to-year, in large part because there are few similarly situated companies with which we compare ourselves, and because our executive officers have come to expect an element of consistency in their compensation over time.

Should unusual events or circumstances occur which have a material impact on our Company, we would expect the Compensation Committee to consider them in deciding whether to make any significant changes in executive compensation.  With respect to 2011, the Committee considered whether general economic conditions should have any impact on our executive compensation.  Ultimately, the Committee determined that there is, at present, a limited connection between the Company’s growth and development and the current state of the overall economy.

Base salaries

We believe that there is a general expectation by our executive officers that their base salaries will remain relatively consistent year-to-year, subject to limited merit-based adjustments.  We also believe that this relatively simple approach is commonly used to determine the base salaries of executives at other small companies, though we have not conducted independent research to verify this.  More substantial adjustments in the base salaries of our executive officers may be warranted in the future when the market for our OLED technologies and materials matures, or under circumstances different from those in our current environment.

In 2011, the base salaries of our executive officers were moderately increased over the prior year.  This was consistent with prior year base salary increases for these executive officers, and with increases in the base salaries of our other employees during 2011.  The increases were primarily merit-based and intended to reward our executive officers for their overall performance on behalf of the Company.  To a lesser extent, the increases were intended to offset increases in the cost of living, although no actual survey of cost of living indices was conducted.

The base salaries of Mr. Abramson and Mr. Rosenblatt were adjusted effective as of July 1, 2011, the traditional salary adjustment date for each of these individuals.  The base salaries of Dr. Brown, Ms. Mahon and Dr. Hack were adjusted effective as of their annual employment anniversary dates of June 22, 2011, January 2, 2011 and October 11, 2011, respectively.

Consistent with previous years, all adjustments to the salaries of our executive officers were recommended by executive management and approved by our Compensation Committee at meetings held on March 10, 2011 (Ms. Mahon) and June 23, 2011 (Mr. Abramson, Mr. Rosenblatt, Dr. Brown and Dr. Hack).

As in the past, each of Mr. Abramson and Mr. Rosenblatt received the same base salary in 2011.  This reflects our historic practice of treating these two individuals equally based on their longstanding dedication and commitment to the Company, their shared responsibility for overall management of the Company, and the comparable value that each of them has provided and continues to provide to our business success.

Annual cash bonus awards

Bonus awards are typically awarded to our executive officers on an annual basis at or shortly after the end of each calendar year.  These awards have historically taken the form of immediately-vesting shares of our common stock; however, for 2011 these awards were instead paid in cash.  The awards are determined on a retrospective basis based on both Company and individual performance during the prior year.  They are recommended by executive management and approved by our Compensation Committee and full Board of Directors.

Our Compensation Committee did not pre-establish performance goals or compensation targets for bonus awards to the Company’s executive officers for 2011.  As it had in prior years, the Committee determined that bonus awards to the Company’s executive officers for 2011, if any, would be recommended by the Committee in its discretion and on a retrospective basis, taking into account both the Company’s performance with respect to revenues and expenses, and the overall performance of the individual executive officers, and considering other factors such as the general economic environment, the state of the industry in which the Company operates, and the progress of the Company over the past year in terms of advancing the mission of the Company.

With respect to these considerations, for 2011 the Committee evaluated the Company’s performance with respect to total revenues and expenses compared to prior years and compared to the Company’s operating budget for 2011.  The Committee also considered the progress of the Company in entering into license, supply and other revenue-producing commercial agreements with potential customers or joint venture partners.  In making these evaluations, particularly with respect to revenue performance and the entry into commercial agreements, the Committee considered general economic factors and the overall state of the OLED market, analyzing how these factors may have influenced the Company’s performance in a manner not anticipated at the outset of the year. The Committee concluded that this approach was appropriate in light of the early stage of the OLED market and the difficulty in assessing the Company’s performance by traditional financial metrics.

Cash bonus awards to our executive officers for 2011 were recommended by our Compensation Committee and approved by our full Board of Directors at a meeting held on March 8, 2012.  The awards were in the following amounts:  Mr. Abramson – $438,750; Mr. Rosenblatt – $438,750; Dr. Brown – $317,240; Ms. Mahon – $130,018; and Dr. Hack – $130,018.  These payments were then subject to customary tax withholding consistent with applicable requirements.

The value of the cash bonus awards to Mr. Abramson and Mr. Rosenblatt for 2011 were approximately 25% higher than the corresponding awards that these individuals received for 2010, the cash bonus award to Dr. Brown for 2011 was approximately 27% higher than the corresponding award that Dr. Brown received for 2010, and the cash bonus awards to Ms. Mahon and Dr. Hack for 2011 were approximately 30% higher than the corresponding awards that these individuals received for 2010.  Our executive management recommended, and the Committee agreed, that this was appropriate given the Company’s strong financial performance in 2011 relative to 2010.

For the reasons indicated earlier, Mr. Abramson and Mr. Rosenblatt again received the same bonus equity compensation awards for 2011.

Long-term incentive equity compensation awards

Long-term incentive equity compensation awards are typically granted to our executive officers on an annual basis in conjunction with the grant of annual bonus awards to these individuals.  Long-term incentive equity compensation awards to our executive officers take the form of restricted shares of our common stock.  The shares vest over a period of time and vesting is contingent on the officer continuing to be employed by us on the vesting date.

We use long-term incentive equity compensation awards to link the compensation paid to our executive officers with their future performance and the future performance of our common stock.  We believe that this helps align the interests of our executive officers with those of our shareholders.  We also use these awards to encourage our executive officers to remain with the Company through the applicable vesting period.  As with other compensation to our executive officers, long-term incentive equity compensation awards are recommended by executive management and approved by our Compensation Committee and full Board of Directors.

Long-term incentive equity compensation awards to our executive officers were approved at meetings of our Compensation Committee and full Board of Directors on March 8, 2012.  These awards took the form of restricted shares of our common stock as follows:  Mr. Abramson – 10,954 shares; Mr. Rosenblatt – 10,954 shares; Dr. Brown – 7,921 shares; Ms. Mahon – 3,245 shares; and Dr. Hack – 3,245 shares.  The shares vest in equal increments of one-third each on the next three anniversaries of the grant date, provided that the officer is an employee of the Company on the applicable vesting date.  As with other compensation, Mr. Abramson and Mr. Rosenblatt received the same long-term incentive equity compensation awards.

The first one-third of the restricted share awards granted to our executive officers on January 6, 2011, the second one-third of restricted share awards previously granted to our executive officers on January 6, 2010, and the third one-third of restricted share awards previously granted to our executive officers on January 6, 2009, vested on January 6, 2012.  This resulted in the vesting of shares of common stock previously issued to our executive officers as follows:  Mr. Abramson – 19,815 shares; Mr. Rosenblatt – 19,815 shares; Dr. Brown – 14,061 shares; Ms. Mahon – 4,516 shares; and Dr. Hack – 4,516 shares.  As with other equity awards that we grant, portions of the vesting shares were withheld in consideration of the Company’s payment of associated payroll taxes on behalf of these officers.  The number of shares so withheld were as follows:  Mr. Abramson – 7,933 shares; Mr. Rosenblatt – 7,932 shares; Dr. Brown – 4,260 shares; Ms. Mahon – 1,734 shares; and Dr. Hack – 1,734 shares.

In addition, special five-year restricted share awards for Mr. Abramson and Mr. Rosenblatt were approved by our Compensation Committee and Board of Directors on March 18, 2010.  The first 50,000 shares of the special retention awards granted to each of Mr. Abramson and Mr. Rosenblatt vested on March 18, 2012.  As with other equity awards that we grant, portions of the vesting shares were withheld in consideration of the Company’s payment of associated payroll taxes on behalf of these officers.  For each of Mr. Abramson and Mr. Rosenblatt, the number of shares so withheld was 19,760.

Special one-year restricted share awards, similar to those granted to Mr. Abramson and Mr. Rosenblatt in 2010, were also approved by our Compensation Committee and Board of Directors on January 6, 2011 for Dr. Brown, Ms. Mahon and Dr. Hack.  For Dr. Brown, the award relates to 10,780 shares of our common stock; for Ms. Mahon, the award relates to 7,428 shares of our common stock; and for Dr. Hack, the award relates to 7,417 shares of our common stock.  The Company determined that it was in the best interests of our shareholders to grant these special retention awards to induce Dr. Brown, Ms. Mahon and Dr. Hack to continue to remain in the service of the Company and to promote the development of the Company, ensuring that the Company continues to benefit from their valuable leadership and vision.

The special one-year restricted share awards for each of Dr. Brown, Ms. Mahon and Dr. Hack all vested on January 6, 2012.  This resulted in the vesting of shares of common stock previously issued to these officers as follows:  Dr. Brown – 10,780 shares; Ms. Mahon – 7,428 shares; and Dr. Hack – 7,417 shares.  As with other equity awards that we grant, portions of the vesting shares were withheld in consideration of the Company’s payment of associated payroll taxes on behalf of these officers.  The number of shares so withheld were as follows:  Dr. Brown – 3,182 shares; Ms. Mahon – 2,692 shares; and Dr. Hack – 2,687 shares.

Also on January 6, 2011, our Compensation Committee and Board of Directors approved grants of cash-settled stock appreciation rights (SARs) to Dr. Brown, Ms. Mahon and Dr. Hack in the amounts of 10,000, 7,000 and 7,000, respectively.  The SARs represented the right to receive, for each SAR, a cash payment equal to the amount, if any, by which the fair market value of a share of the common stock of the Company on the vesting date exceeded the base price of the SAR award.  The base price of each SAR award was $34.78 per share, and the SARs were to vest on the first anniversary of the date of grant, subject to continued employment with the Company through such date.

The SARs granted to Dr. Brown, Ms. Mahon and Dr. Hack were intended to further incentivize these executive officers to remain employed by and committed to the success of the Company.  Each of these executive officers has been employed by the Company for over 10 years and is essential to the Company’s business in his or her areas of expertise.

The SARs granted to each of Dr. Brown, Ms. Mahon and Dr. Hack all vested on January 6, 2012.  On that date, the closing price of the Company’s common stock on the NASDAQ Global Market was $36.84 per share.  This resulted in cash payments to these officers as follows:  Dr. Brown – $20,600; Ms. Mahon – $14,420; and Dr. Hack – $14,420.  These payments were then subject to customary tax withholding consistent with applicable requirements.

Finally, special four-year restricted share awards for Dr. Brown, Ms. Mahon and Dr. Hack were approved by our Compensation Committee and Board of Directors on March 8, 2012.  These awards were intended to supplement the special one-year restricted share awards granted to these officers in 2011, resulting in total special retention awards that correspond to the five-year special restricted share awards granted to Mr. Abramson and Mr. Rosenblatt in 2010.

The amount of each special four-year restricted share award was determined in relation to the individual officer’s annual salary.  For Dr. Brown, the award was based on approximately five times her annual salary, and for Ms. Mahon and Dr. Hack the award was based on approximately four times their respective annual salaries.  On the grant date, the closing price of the Company’s common stock on the NASDAQ Global Market was $40.05 per share.  Based on this price, the special retention awards related to 46,807 shares for Dr. Brown; 25,804 shares for Ms. Mahon, and 25,765 shares for Dr. Hack.

These special retention awards for Dr. Brown, Ms. Mahon and Dr. Hack vest ratably over a four-year period on each anniversary of the date of grant, subject to continued employment with the Company through the applicable vesting date.  The awards are subject to accelerated vesting in the event of a change in control of the Company.  Dr. Brown, Ms. Mahon and Dr. Hack are required to retain the shares for two years after vesting, except in the event of death or a change in control of the Company.

Supplemental retirement benefits

In 2010, our Compensation Committee and our Board of Directors approved and adopted the Universal Display Corporation Supplemental Executive Retirement Plan (the “SERP”).  The SERP is a nonqualified deferred compensation plan under the Internal Revenue Code of 1986, as amended (the “IRC”), and is unfunded.  Participants include management or highly compensated employees of the Company who are selected by the Compensation Committee to receive benefits under the SERP.  Mr. Abramson, Mr. Rosenblatt, Dr. Brown, Ms. Mahon and Dr. Hack have all been designated as participants in the SERP.  The SERP became effective on April 1, 2010.

As discussed previously, the Compensation Committee engaged Hay Group to provide a report outlining various design alternatives for the SERP, the prevalence of similar benefits offered by other companies of various sizes, based on a survey by Hay Group that received over 800 responses, projected cost estimates for implementation of the SERP, and a summary of other design and accounting considerations for the SERP.  The Committee considered Hay Group’s recommendations in structuring and adopting the SERP.

The SERP was adopted to incentivize our executive officers to remain with the Company through retirement age.  Under the SERP, if a participant resigns or is terminated without cause at or after age 65 and with at least 20 years of service, he or she will be eligible to receive a SERP benefit.  The benefit is based on a percentage of the participant’s annual base salary for the life of the participant.  This percentage is 50%, 25% or 15%, depending on the participant’s benefit class.  If a participant resigns at or after age 65 and with at least 15 years of service, he or she will be eligible to receive a prorated SERP benefit.  If a participant is terminated without cause or on account of a disability after at least 15 years of service, he or she will be eligible to receive a prorated SERP benefit regardless of age.  The prorated benefit in either case will be based on the participant’s number of years of service (up to 20), divided by 20. In the event a participant is terminated for cause, his or her SERP benefit and any future benefit payments are subject to immediate forfeiture.

In the event of a change in control of the Company, each participant in the SERP will become immediately vested in his or her benefit thereunder.  Unless the participant’s benefit has already fully vested, if the participant has less than 20 years of service at the time of the change in control, he or she will receive a prorated benefit based on his or her number of years of service (up to 20), divided by 20.  If the change in control qualifies as a “change in control event” for purposes of Section 409A of the IRC, then each participant (including former employees who are entitled to SERP benefits) will receive a lump sum cash payment equal to the present value of the benefit immediately upon the change in control.

Mr. Abramson, Mr. Rosenblatt, Dr. Brown, Ms. Mahon and Dr. Hack are designated participants in the 50% benefit class.  Their ages and respective years of service as of the Record Date are set forth in the table below:

Name	Age	Years of Service
Steven Abramson	60	15
Sidney Rosenblatt	64	15
Julia Brown, Ph.D.	51	13
Janice Mahon	54	15
Michael Hack, Ph.D.	55	12

As individuals with special expertise and institutional knowledge that the Company considers to be highly valuable to the Company’s continued success, Mr. Abramson and Mr. Rosenblatt are designated as special participants under the SERP.  If either of them resigns or is terminated without cause after 20 years of service, or at or after age 65 and with at least 15 years of service, he will be eligible to receive a SERP benefit.  If either of them is terminated without cause or on account of a disability, he will be eligible to receive a prorated SERP benefit regardless of age.  The prorated benefit will be based on his number of years of service (up to 20), divided by 20.

The SERP benefit for each of Mr. Abramson and Mr. Rosenblatt is based on 50% of his annual base salary for his life and the life of his surviving spouse, if any.  Payments are based on a present value calculation of the benefit amount for the actuarial remaining life expectancies of him and his surviving spouse, if any.  If either of them dies before reaching age 65, the benefit is not forfeited if his surviving spouse, if any, lives until he would have reached age 65.  If his spouse also dies before he would have reached age 65, the benefit is forfeited.

Except as described above, Mr. Abramson and Mr. Rosenblatt are subject to the same treatment as other participants in the SERP.

Special event awards

From time to time, we issue cash and non-cash awards to our employees, including our executive officers, relating to the occurrence of special events.  For example, we have historically awarded a small amount of equity compensation to our employees in connection with the filing and issuance of new patents on which they are named inventors.  From time to time, we have also issued cash awards to our employees in connection with their having achieved special recognition in their field or in the industry.  We believe that these awards are a small but important component of compensation intended to recognize our employees for special individual accomplishments that are likely to benefit us and our business.

Our executive management recommended, and our Compensation Committee approved, special non-cash awards of $3,874 to Dr. Brown and $2,421 to Dr. Hack during 2011.  These awards, granted in the form of unrestricted shares of our common stock, were granted in recognition of the filing of patent applications and the issuance of patents on which Dr. Brown or Dr. Hack was a named inventor.  The actual number of shares was determined based on the closing price of the common stock on the NASDAQ Global Market on the date of grant, with the remaining amount after the issuance of a whole number of shares being paid to Dr. Brown or Dr. Hack in cash.  As with other equity awards, some of the shares were withheld in consideration of the Company’s payment of associated payroll taxes on behalf of Dr. Brown and Dr. Hack.

These share awards to Dr. Brown and Dr. Hack were granted consistent with our historical practice of awarding equity compensation based on the filing and issuance of U.S. patents on which our employees are named inventors.  We did not issue any other special event awards, cash or non-cash, to our executive officers in 2011.

Perquisites and other benefits

We provide benefits to all of our employees, including our executive officers.  These include paid time off, paid sick time, Company-sponsored life, short-term and long-term disability insurance, individual and family medical and dental insurance, 401(k) plan matching contributions, and other similar benefits.  We believe that these benefits are an important factor in helping us maintain good relations with our employees and in creating a positive work environment.

For some of these employee benefits, the actual amount provided depends on the employee’s salary, such that our higher-salaried employees, including our executive officers, receive total benefits that are greater than those of other employees. For example, matching contributions under our 401(k) plan were the maximum permissible amount of $7,350 for all of our executive officers in 2011.

We also made life and disability insurance premium payments on behalf of our executive officers in 2011.  Again, the actual amount of these payments depends in part on the employee’s age and salary, such that payments made on behalf of our older or higher-salaried employees, which includes our executive officers, will be greater than those made on behalf of other employees.  These life insurance premium payments were also higher for our executive officers because they are entitled to a benefit equal to two times their annual base salary, as compared to our other employees who are entitled to a benefit equal to their annual base salary.  In addition, we made premium payments for supplemental disability insurance coverage for Mr. Abramson and Mr. Rosenblatt.  However, the dollar value of all of these payments was relatively small compared to the total compensation paid to our executive officers for the year, and in any event we consider these type of benefits to be standard components of executive compensation at most companies.

In 2011, we provided an automobile allowance of $500 per month to each of Mr. Abramson and Mr. Rosenblatt.  In addition, we reimbursed Mr. Abramson and Mr. Rosenblatt for reasonable expenses associated with the automobiles they used to commute to our offices in Ewing, New Jersey, such as expenses for automobile repairs and insurance.  Both of these individuals live a considerable distance from our offices in Ewing, New Jersey, such that we believe it is appropriate to partially compensate them for their work-related automobile usage.  Again, we do not consider this additional benefit to be a substantial component of executive compensation.

Our executive officers have been receiving the benefits described above for the past several years.  Our Compensation Committee approved continuation of these benefits for our executive officers at a meeting held on June 23, 2011.  This approval occurred in conjunction with the Committee’s approval of annual base salary increases for certain of our executive officers.

Stock Ownership Guidelines

We do not have any stock ownership guidelines for our executive officers.  However, all of our executive officers are major shareholders in the Company, and all have substantial holdings of outstanding stock and vested stock options or stock purchase warrants.  The special five-year equity retention awards granted to Mr. Abramson and Mr. Rosenblatt are required to be retained by them for five years after vesting.  The special retention awards granted to Dr. Brown, Ms. Mahon and Dr. Hack are required to be retained by them for five years after vesting in the case of their one-year special equity retention awards, and two years after vesting in the case of their four-year special equity retention awards.  We believe that the current holdings of our executive officers and the restrictions imposed on these special retention awards are sufficient to ensure that our executive officers remain committed to our Company and its business.

On December 15, 2011, the Board of Directors of the Company approved stock ownership guidelines for members of the Board who are not officers of the Company.  These guidelines require such individuals to own a number of shares of the Company’s common stock equal in value to ten (10) times their annual cash compensation for Board service, excluding additional compensation for Committee service or based on Board meeting attendance.  Individuals are allowed five years from the date they are first elected to the Board to comply with these guidelines, and once an individual is determined to be in compliance with these guidelines, that individual will not be considered out of compliance with these guidelines at any future time due solely to a decrease in the share price of the Company’s common stock since the last compliance measurement date.

Compliance with the stock ownership guidelines for these Board members is measured as of the first business day of each calendar year using (1) the highest closing price of the Company’s common stock on the NASDAQ Global Market during the immediately preceding calendar year, and (2) the annual cash compensation to the individual for Board service for the immediately preceding calendar year.  The highest closing price of the Company’s common stock on the NASDAQ Global Market in 2011 was $60.07 per share.  The annual cash compensation to each member of the Board who is not an officer of the Company was $40,000 for 2011.  On this basis, on the first business day of 2012 (January 3, 2012), each such individual was required to own, and did in fact own, at least 6,658 shares of the Company’s common stock.

Recovery of Bonuses

We do not have any formal policy respecting the recovery of bonuses or other amounts from our executive officers due to the restatement or adjustment of any performance measures on which they were based.  Since bonus and other equity compensation awards to our executive officers have not been based on any specific or measurable performance objectives, we do not believe that such a policy is appropriate at this time.

Change in Control Payments

In April 2003, we entered into change in control agreements with our executive officers.  These agreements were amended and restated in November 2008 in order to bring them into compliance with the strict timing and documentary requirements of Section 409A of the IRC and the regulations issued thereunder.  The change in control agreement with Dr. Hack was further amended and restated in January 2010 to enable him to receive change in control benefits commensurate with those offered to our other executive officers.  Both the original agreements and the amended and restated agreements were approved by our Board of Directors.

The change in control agreements provide for certain cash payments and other benefits to our executive officers in the event that their employment is terminated, or their responsibilities are substantially reduced, in connection with a change in control of the Company.  We believe that these agreements help to reinforce and encourage the continued attention and dedication of our executive officers to the Company in the event they are asked to help facilitate a change in control.

Under the change in control agreements, our executive officers would receive benefits equal to two times their base salaries and annual bonuses, plus ancillary benefits relating to life and disability insurance, medical and dental coverage and employment outplacement services.  The change in control agreements utilize a “double-trigger” mechanism because we believe that our executive officers should only receive these benefits if they suffer a reduction in employment status associated with a change in control.  The agreements also include “gross-up” provisions that would compensate our executive officers for any taxes they might owe in connection with receipt of these benefits.

We believe that the terms of the change in control agreements for our executive officers are reasonable and appropriate for a small company with new and exciting technologies such as ours.  More detailed information about these agreements and the specific benefits and compensation payable to our executive officers in connection with a change in control are set forth elsewhere in this proxy statement.

In addition, in the event of a change in control of the Company, each SERP participant will become immediately vested in his or her SERP benefit.  Unless the participant’s benefit has already fully vested, if the participant has less than 20 years of service at the time of the change in control, he or she will receive a prorated benefit based on his or her number of years of service (up to 20), divided by 20.  If the change in control qualifies as a “change in control event” for purposes of Section 409A of the IRC, then each participant (including former employees who are entitled to SERP benefits) will receive a lump sum cash payment equal to the present value of the benefit immediately upon the change in control.

Tax Consequences of Our Compensation Program

Internal Revenue Code §162(m)

In determining the total compensation payable to our executive officers, we considered the potential impact of Section 162(m) of the IRC.  Section 162(m) disallows any publicly-held corporation from taking a tax deduction for compensation in excess of $1 million paid to its executive officers in any taxable year, unless that compensation is performance-based.  Our policy is that executive compensation qualify for deductibility under applicable tax laws to the extent consistent with our overall compensation objectives.  We believe that, in certain circumstances, factors other than tax deductibility take precedence in determining the amount and form of compensation, and we retain the flexibility to authorize compensation that may not be deductible if we believe it is in the best interests of the Company.

Internal Revenue Code §409A

Section 409A of the IRC provides that nonqualified deferred compensation benefits are includible in an employee’s income when vested, unless certain requirements are met.  If these requirements are not met, employees are also subject to an additional income tax and interest.  Our compensation plans and arrangements are drafted to meet any applicable requirements of Section 409A.  Change in control agreements with our executive officers were amended in November 2008 to ensure compliance with these requirements.  The SERP, as adopted, is intended to comply with the requirements of Section 409A.  As a result, all of our executive officers will be taxed when any deferred compensation is actually paid to them, and we will be entitled to a tax deduction at that time.

Internal Revenue Code §280G

Section 280G of the IRC disallows a company’s tax deduction for “excess parachute payments.”  Additionally, Section 4999 of the IRC imposes a 20% excise tax on any person who receives excess parachute payments.  Presently, all of our executive officers are entitled to payments upon the termination of their employment following a change in control of the Company, some of which may qualify as “excess parachute payments.”  Accordingly, our tax deduction for any such excess parachute payments would be disallowed under Section 280G of the IRC.  Moreover, we are required to make additional payments to these individuals to cover any excise taxes imposed on them by reason of the payments they receive in connection with a change in control.  As previously indicated, we believe that this tax “gross-up” obligation is reasonable and appropriate given our current size and status.

Summary Compensation Table

The following table provides information on the compensation of our Chief Executive Officer, our Chief Financial Officer, and our other three highest-paid executive officers for services in all capacities to the Company and its subsidiaries for 2011, 2010 and 2009.  This group is referred to in this proxy statement as the “Named Executive Officers.”

Name and Principal Position	Year	Salary ($)	Stock Awards ($)	Option Awards ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Steven V. Abramson………….. President and Chief Executive Officer	2011	542,487	649,969(1)	–––	607,315(2)	29,311(3)	1,829,082
	2010	524,212	3,797,492(4)	–––	2,011,254(5)	29,799(6)	6,362,757
	2009	506,552	649,987(7)	–––	–––	31,210(8)	1,187,749
Sidney D. Rosenblatt………….. Executive Vice President and Chief Financial Officer	2011	542,487	649,969(1)	–––	–––(2)(9)	35,296(10)	1,227,751
	2010	524,212	3,797,492(4)	–––	3,319,980(5)	35,283(11)	7,676,967
	2009	506,552	649,987(7)	–––	–––	37,081(12)	1,193,620
Julia J. Brown, Ph.D………….. Senior Vice President and Chief Technical Officer	2011	381,389	848,785(1)(13)	74,900(14)	411,312 (2)	9,676(15)	1,726,061
	2010	368,541	411,415(4)(16)	–––	917,461(5)	9,778(17)	1,707,194
	2009	356,125	450,488(7)(18)	–––	–––	9,796(19)	816,409
Janice K. Mahon…………........ Vice President of Technology Commercialization and General Manager, PHOLED Material Sales Business	2011	267,058	458,331(1)	52,430(20)	338,498(2)	9,582(21)	1,125,899
	2010	258,061	139,489(4)	–––	774,465(5)	9,675(22)	1,181,690
	2009	249,367	147,995(7)	–––	–––	9,720(23)	407,081
Michael G. Hack, Ph.D.……..... General Manager, OLED Lighting and Custom Displays, Vice President	2011	259,677	460,369(1)(24)	52,430(20)	286,107(2)	10,139(25)	1,068,722
	2010	241,343	142,943(4)(26)	–––	739,053(5)	9,950(27)	1,133,289
	2009	230,738	147,995(7)	–––	–––	8,748(28)	387,481
______________________________________

(1)
This amount is based on the aggregate grant date fair value of all stock awards to the Named Executive Officer in 2011.  The amount includes both restricted and unrestricted shares of common stock granted to the Named Executive Officer on January 6, 2011.  With respect to the unrestricted awards, shares of common stock were withheld for the payment of associated payroll taxes.  These awards are discussed in greater detail in the section of this proxy statement entitled “Compensation Discussion and Analysis,” under the heading “Long-term incentive equity compensation awards,” and below under the section “Grants of Plan Based Awards.”

(2)
Based on the difference between the actuarial present value of the accrued benefit under the SERP adopted by the Company on March 18, 2010 as of December 31, 2010, using a discount rate of 5.44%, and the actuarial present value of the accrued benefit under the SERP as of December 31, 2011, using a discount rate of 4.44%.

(3)	Based on (a) auto expense reimbursements and allowance of $8,095; (b) life and disability insurance premium payments of $13,866; and (c) 401(k) plan contributions of $7,350.

(4)
This amount is based on the aggregate grant date fair value of all stock awards to the Named Executive Officer in 2010.  The amount includes both restricted and unrestricted shares of common stock granted to the Named Executive Officer on January 6, 2010.  In the case of Mr. Abramson and Mr. Rosenblatt, the amount also includes restricted shares of common stock granted to them on March 18, 2010.  With respect to the unrestricted awards, shares of common stock were withheld for the payment of associated payroll taxes.

(5)	Based on the actuarial present value of the accrued benefit under the SERP as of December 31, 2010, using a discount rate of 5.44%.

(6)	Based on (a) auto expense reimbursements and allowance of $8,646; (b) life and disability insurance premium payments of $13,803; and (c) 401(k) plan contributions of $7,350.

(7)
This amount is based on the aggregate grant date fair value of all stock awards to the Named Executive Officer in 2009.  The amount includes both restricted and unrestricted shares of common stock granted to the Named Executive Officer on January 6, 2009.  With respect to the unrestricted awards, shares of common stock were withheld for the payment of associated payroll taxes.

(8)	Based on (a) auto expense reimbursements and allowance of $10,228; (b) life and disability insurance premium payments of $13,632; and (c) 401(k) plan contributions of $7,350.

(9)	The actual difference was a negative amount of $136,039, due to a change in Mr. Rosenblatt’s benefit from joint and survivor to a single life annuity.

(10)	Based on (a) auto expense reimbursements and allowance of $8,284; (b) life and disability insurance premium payments of $19,662; and (c) 401(k) plan contributions of $7,350.

(11)	Based on (a) auto expense reimbursements and allowance of $8,469; (b) life and disability insurance premium payments of $19,464; and (c) 401(k) plan contributions of $7,350.

(12)	Based on (a) auto expense reimbursements and allowance of $10,610; (b) life and disability insurance premium payments of $19,121; and (c) 401(k) plan contributions of $7,350.

(13)
Also based on (a) the grant date fair value of 69 shares of common stock granted to Dr. Brown in 2011 as a bonus for the filing of patent applications and the issuance of patents that were assigned to the Company; and (b) 32 shares of common stock withheld for the payment of associated payroll taxes.

(14)	Based on 10,000 cash-settled SARs, valued using the Black-Scholes option pricing model, the fair value per SAR being $7.49 as of the grant date of January 6, 2011.

(15)	Based on (a) life and disability insurance premium payments of $2,326; and (b) 401(k) plan contributions of $7,350.

(16)
Also based on (a) the grant date fair value of 178 shares of common stock granted to Dr. Brown in 2010 as a bonus for the filing of patent applications and the issuance of patents that were assigned to the Company; and (b) 72 shares of common stock withheld for the payment of associated payroll taxes.

(17)	Based on (a) life and disability insurance premium payments of $2,428; and (b) 401(k) plan contributions of $7,350.

(18)
Also based on (a) the grant date fair value of 35 shares of common stock granted to Dr. Brown in 2009 as a bonus for the filing of a patent application that was assigned to the Company; and (b) 14 shares of common stock withheld for the payment of associated payroll taxes.

(19)	Based on (a) life and disability insurance premium payments of $2,446; and (b) 401(k) plan contributions of $7,350.

(20)	Based on 7,000 cash-settled SARs, valued using the Black-Scholes option pricing model, the fair value per SAR being $7.49 as of the grant date of January 6, 2011.

(21)	Based on (a) life and disability insurance premium payments of $2,232; and (b) 401(k) plan contributions of $7,350.

(22)	Based on (a) life and disability insurance premium payments of $2,325; and (b) 401(k) plan contributions of $7,350.

(23)	Based on (a) life and disability insurance premium payments of $2,370; and (b) 401(k) plan contributions of $7,350.

(24)
Also based on (a) the grant date fair value of 38 shares of common stock granted to Dr. Hack in 2011 as a bonus for the filing of patent applications and the issuance of patents that were assigned to the Company; and (b) 22 shares of common stock withheld for the payment of associated payroll taxes.

(25)	Based on (a) life and disability insurance premium payments of $2,789; and (b) 401(k) plan contributions of $7,350.

(26)
Also based on (a) the grant date fair value of 128 shares of common stock granted to Dr. Hack in 2010 as a bonus for the filing of patent applications and the issuance of patents that were assigned to the Company; and (b) 62 shares of common stock withheld for the payment of associated payroll taxes.

(27)	Based on (a) life and disability insurance premium payments of $2,888; and (b) 401(k) plan contributions of $7,062.

(28)	Based on (a) life and disability insurance premium payments of $1,826; and (b) 401(k) plan contributions of $6,922.

Compensation to each of the Named Executive Officers in 2011, 2010 and 2009 consisted of the following:

•	Base salary, paid in cash;

•	Discretionary awards of unrestricted common stock granted as performance bonuses on January 6, 2011, January 6, 2010, and January 6, 2009;

•	Discretionary awards of restricted common stock granted as long-term incentive equity compensation on January 6, 2011, January 6, 2010 and January 6, 2009;

•
Special equity retention awards of restricted common stock granted as long-term incentive equity compensation to Mr. Abramson and Mr. Rosenblatt on March 18, 2010, and to Dr. Brown, Ms. Mahon and Dr. Hack on January 6, 2011;

•	Cash-settled SARs granted to Dr. Brown, Ms. Mahon and Dr. Hack on January 6, 2011;

•	SERP benefits granted effective as of April 1, 2010;

•
In the case of Dr. Brown and Dr. Hack, unrestricted stock awards granted as bonuses for the filing of patent applications and the issuance of patents on which they are named inventors, and with respect to which the Company is the assignee; and

•	Perquisites in the form of auto expense allowances and reimbursements, life and disability insurance premium payments, and 401(k) plan matching contributions.

Grants of Plan-Based Awards

The following table summarizes each grant of an award made to Named Executive Officers in 2011.  These awards were made on a retrospective basis as discussed above under the headings “Annual bonus equity compensation awards” and “Long-term incentive equity compensation awards,” and are not associated with any pre-established targets for minimum, threshold or maximum awards.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)
Steven V. Abramson……	1/6/2011	18,688(1)	–––	–––	649,969
Sidney D. Rosenblatt……	1/6/2011	18,688(1)	–––	–––	649,969
Julia J. Brown, Ph.D…….	1/6/2011	24,293(2)	–––	–––	844,911
	1/6/2011	–––	10,000(3)	34.78	74,900
	3/10/2011	50(4)	–––	–––	1,970
	6/23/2011	14(5)	–––	–––	476
	9/14/2011	8(6)	–––	–––	454
	12/15/2011	29(7)	–––	–––	974
Janice K. Mahon…..........	1/6/2011	13,178(8)	–––	–––	458,331
	1/6/2011	–––	7,000(9)	34.78	52,430
Michael G. Hack, Ph.D…	1/6/2011	13,167(10)	–––	–––	457,948
	1/6/2011	–––	7,000(9)	34.78	52,430
	6/23/2011	29(11)	–––	–––	985
	9/14/2011	17(12)	–––	–––	965
	12/15/2011	14(13)	–––	–––	470
______________________________________
(1)
Consists of (a) an award of 10,063 immediately vesting shares of common stock, with a certificate for 5,979 of these shares having been issued and the remaining shares having been withheld for payment of associated payroll taxes; and (b) an award of 8,625 shares of restricted common stock, which shares vest in equal increments over the first three anniversaries of the grant date, provided that the grantee is an employee of the Company at such time.

(2)
Consists of (a) an award of 7,188 immediately vesting shares of common stock, with a certificate for 4,951 of these shares having been issued and the remaining shares having been withheld for payment of associated payroll taxes; (b) an award of 6,325 shares of restricted common stock, which shares vest in equal increments over the first three anniversaries of the grant date, provided that the grantee is an employee of the Company at such time; and (c) a special equity retention award of 10,780 shares of restricted common stock, which shares vest on the first anniversary of the grant date, provided that the grantee is an employee of the Company at such time.

(3)	Consists of 10,000 cash-settled SARs, valued using the Black-Scholes option pricing model.

(4)
Consists of an award of 50 immediately vesting shares of common stock, with a certificate for 36 of these shares having been issued and the remaining shares having been withheld for payment of associated payroll taxes.

(5)
Consists of an award of 14 immediately vesting shares of common stock, with a certificate for 10 of these shares having been issued and the remaining shares having been withheld for payment of associated payroll taxes.

(6)
Consists of an award of eight immediately vesting shares of common stock, with a certificate for five of these shares having been issued and the remaining shares having been withheld for payment of associated payroll taxes.

(7)
Consists of an award of 29 immediately vesting shares of common stock, with a certificate for 18 of these shares having been issued and the remaining shares having been withheld for payment of associated payroll taxes.

(8)
Consists of (a) an award of 2,875 immediately vesting shares of common stock, with a certificate for 1,716 of these shares having been issued and the remaining shares having been withheld for payment of associated payroll taxes; (b) an award of 2,875 shares of restricted common stock, which shares vest in equal increments over the first three anniversaries of the grant date, provided that the grantee is an employee of the Company at such time; and (c) a special equity retention award of 7,428 shares of restricted common stock, which shares vest on the first anniversary of the grant date, provided that the grantee is an employee of the Company at such time.

(9)	Consists of 7,000 cash-settled SARs, valued using the Black-Scholes option pricing model.

(10)
Consists of (a) an award of 2,875 immediately vesting shares of common stock, with a certificate for 1,716 of these shares having been issued and the remaining shares having been withheld for payment of associated payroll taxes; (b) an award of 2,875 shares of restricted common stock, which shares vest in equal increments over the first three anniversaries of the grant date, provided that the grantee is an employee of the Company at such time; and (c) a special equity retention award of 7,417 shares of restricted common stock, which shares vest on the first anniversary of the grant date, provided that the grantee is an employee of the Company at such time.

(11)
Consists of an award of 29 immediately vesting shares of common stock, with a certificate for 20 of these shares having been issued and the remaining shares having been withheld for payment of associated payroll taxes.

(12)
Consists of an award of 17 immediately vesting shares of common stock, with a certificate for 10 of these shares having been issued and the remaining shares having been withheld for payment of associated payroll taxes.

(13)
Consists of an award of 14 immediately vesting shares of common stock, with a certificate for eight of these shares having been issued and the remaining shares having been withheld for payment of associated payroll taxes.

Grants of plan-based awards to each of the Named Executive Officers in 2011 consisted of the following:

•	Discretionary awards of unrestricted common stock granted as performance bonuses for 2010;

•	Discretionary awards of restricted common stock granted as long-term incentive equity compensation, with the award vesting in equal increments over the first three anniversaries of the grant date;

•
Special equity retention awards of restricted common stock granted as long-term incentive equity compensation to Dr. Brown, Ms. Mahon and Dr. Hack, with the awards vesting on the first anniversary of the grant date;

•	Cash-settled SARs granted to Dr. Brown, Ms. Mahon and Dr. Hack on January 6, 2011; and

•
In the case of Dr. Brown and Dr. Hack, unrestricted stock awards granted as bonuses for the filing of patent applications and the issuance of patents on which they are named inventors, and with respect to which the Company is the assignee.

Outstanding Equity Awards at Fiscal Year-End Table

The following table summarizes the outstanding equity awards to the Named Executive Officers as of December 31, 2011.

Name	Option Awards			Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock that Have Not Vested (#)	Market Value of Shares of Stock that Have Not Vested(1) ($)
Steven V. Abramson……...	18,400	5.45	9/23/2012
	18,400	16.94	1/20/2014
	23,000	8.14	1/18/2015
	33,000(2)	10.51	12/30/2015
				229,953	8,436,976

Sidney D. Rosenblatt……..	40,000	5.45	9/23/2012
	40,000	16.94	1/20/2014
	50,000	8.14	1/18/2015
	50,000	10.51	12/30/2015
				232,621	8,534,864

Julia J. Brown, Ph.D……...	10,000(3)	34.78	1/6/2012
	500	9.43	6/7/2015
	40,000	10.51	12/30/2015
	250	11.89	1/17/2016
	250	14.16	1/15/2017
				33,761	1,238,691

Janice K. Mahon……...…..	7,000(3)	34.78	1/6/2012
	2,817	13.92	12/23/2013
	2,715	8.14	1/18/2015
	20,000	10.51	12/30/2015
				15,342	562,898

Michael G. Hack, Ph.D…...	7,000(3)	34.78	1/6/2012
				15,331	562,494
______________________________________

(1)	Based on the closing price of the Company’s common stock on the NASDAQ Global Market on December 31, 2011.

(2)	Mr. Abramson has a pecuniary interest in all but 10,000 of these stock options.

(3)	Cash-settled SARs.

Option Exercises and Stock Vested Table

The following table summarizes the exercises of stock options, SARs and other similar instruments, and the vesting of stock, including restricted stock, restricted stock units and similar instruments, for the Named Executive Officers during 2011.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Steven V. Abramson……….	18,400	887,064	72,390(3)	3,106,188(3)
Sidney D. Rosenblatt……….	55,000	2,288,042	72,390	3,106,188
Julia J. Brown, Ph.D………..	81,750	2,031,808	15,586	541,390
Janice K. Mahon…………...	54,468	2,106,984	4,647	161,416
Michael G. Hack, Ph.D…….	31,500	1,206,603	4,647	161,416
______________________________________

(1)	Based on the difference between the closing price of our common stock on the NASDAQ Global Market on the date of exercise and the exercise price of the stock options or warrants exercised.

(2)	Based on the closing price of our common stock on the NASDAQ Global Market on the date of vesting.

(3)	Mr. Abramson has a pecuniary interest in all but 2,508 of these shares, the value of those shares on vesting being $87,228.

Potential Payments Upon Termination or Change in Control

In April 2003, the Company entered into Change in Control Agreements with the Named Executive Officers (the “Original CIC Agreements”).  These agreements provided for certain cash payments and other benefits to the Named Executive Officers in the event of an effective termination of these individuals’ employment in connection with a “Change in Control” of the Company.

In November 2008, the Original CIC Agreements were amended and restated to bring them into compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and regulations issued thereunder.  At the same time, the Original CIC Agreement with Ms. Mahon was amended to ensure that she would be treated the same as our other Named Executive Officers in the event of a termination of her employment for a Change in Control.  The amended CIC Agreement with Dr. Hack was amended a second time in January 2010 to ensure that he would also be treated the same as our other Named Executive Officers in the event of such a termination.

Under the Amended and Restated CIC Agreements with Mr. Abramson, Mr. Rosenblatt, Dr. Brown and Ms. Mahon, and the Second Amended and Restated CIC Agreement with Dr. Hack (collectively, “Amended CIC Agreements”), the benefits to which our Named Executive Officers would be entitled in the event of a termination of employment for a Change in Control include the following:

•
a lump-sum payment equal to two times the sum of the average annual base salary and the annual bonus to the individual, including any authorized deferrals, salary reduction amounts and any car allowance, and including the fair market dollar value equivalent of any bonus amounts paid in the form of stock options, SARs, warrants, stock awards or performance units;

•
a lump-sum payment equal to the estimated after-tax premium cost to the individual of continuing any Company-sponsored life, travel or accident insurance and disability insurance coverage for the individual (and where applicable, his or her spouse and dependents), based on coverage levels in effect immediately prior to the termination date (less any contributions that would have been required by the individual), for two years;

•
a lump-sum payment equal to the Company-provided contributions to which the individual would be entitled under the Company’s 401(k) savings and retirement plans, assuming the individual continued working for the Company for two years at his or her annual base salary;

•
effective immediately preceding the Change in Control (but contingent upon the consummation of the Change in Control), full vesting of all outstanding, unvested equity awards held by the individual immediately preceding the Change in Control that have not yet become vested (and exercisable to the extent applicable), except that awards which vest based on the attainment of performance criteria would not automatically vest but would instead be governed by the terms of the plan or agreement evidencing the award;

•
continued group hospitalization, health and dental care coverage, at the level in effect as of the termination date (or generally comparable coverage) for the individual and, where applicable, the individual’s spouse and dependents, for two years assuming the individual continued working for the Company;

•	a lump-sum payment equal to $10,000 for outplacement assistance services for two years; and

•	an additional payment to cover any excise tax imposed on the individual by reason of the individual receiving the payments and benefits specified above.

For each of the Named Executive Officers, the estimated payments and benefits that would be provided by the Company under the Amended CIC Agreements are set forth in the following table, based on the assumption that a triggering event took place on December 31, 2011.

Estimated Payments and Benefits on Termination in Connection With a Change in Control
Name	Lump Sum Payment of Two Times Annual Base Salary(1) ($)	Lump Sum Payment of Two Times Annual Bonus(2) ($)	Lump Sum Payment for Accrued and Unused Paid Time Off and Sick Time ($)	Lump Sum Payment of Estimated After-Tax Cost to Continue Life, Travel and Disability Insurance for Two Years ($)	Lump Sum Payment of Estimated Contribu-tions Under 401(k) Savings and Retirement Plans for Two Years ($)	Estimated Value of Ongoing Payments to Continue Group Hospitaliza-tion, Health and Dental Coverage for Two Years ($)	Estimated Value of Unvested Stock Options and Stock Awards Subject to Accelerated Vesting(3) ($)	Payment for Outplace-ment Assistance Services ($)	Value of Tax Reimburse-ment Payments on Account of Excise or Other Taxes ($)	Total Payments and Benefits ($)
Steven V. Abramson	1,116,951	1,299,975	99,209	28,391	15,000	22,165	8,436,976	10,000	4,197,905	15,226,572
Sidney D. Rosenblatt	1,116,951	1,299,975	83,745	39,665	15,000	22,165	8,534,864	10,000	4,327,171	15,449,536
Julia J. Brown, Ph.D.	776,103	1,689,822	79,028	4,705	15,000	27,118	1,238,691	10,000	1,318,901	5,159,368
Janice K. Mahon	534,812	916,697	62,268	4,547	15,000	27,118	562,898	10,000	750,138	2,883,478
Michael G. Hack, Ph.D.	534,009	915,921	19,109	5,655	15,000	35,175	562,494	10,000	715,989	2,813,352
______________________________________

(1)
Under the Amended CIC Agreements, this is to be based on the highest monthly base salary paid or payable to the employee during the twenty-four (24) months prior to December 31, 2011, including any amounts earned but deferred.  It is also to include any annual car allowance.  For purposes of this calculation, the employee’s bi-weekly salary as of the payment period ended on December 31, 2011 was utilized.  Also, an annual car allowance of $6,000 is included for each of Mr. Abramson and Mr. Rosenblatt.

(2)
Under the Amended CIC Agreements, this is to be based on the highest annual bonus to the employee for the last three full fiscal years prior to December 31, 2011, and is to include the fair market dollar value equivalent of any stock, restricted stock or stock options issued as bonus consideration, determined as of the date of issuance and without regard to any restrictions or vesting conditions.  The annual bonuses for 2008 and 2010, granted on January 6, 2009 and 2011, respectively, were utilized for purposes of this calculation.

(3)	Assumes all unvested or restricted stock options and stock awards automatically vest on a Change of Control. Does not include restricted stock bonuses awarded on March 8, 2012.

In consideration of receiving these payments and benefits, each Named Executive Officer has agreed not to compete with the Company for six months following his or her termination in connection with a Change in Control.  Each Named Executive Officer has further agreed that, for two years following his or her termination he or she will not knowingly (i) solicit or recruit any of the Company’s employees to compete with the Company, or (ii) divert or unreasonably interfere with the Company’s business relationships with any of its suppliers, customers, partners or joint venturers with whom the individual had any involvement.  In addition, each Named Executive Officer is required to execute a general release of all employment-related claims he or she may have against the Company in order to receive the payments and benefits specified under the Amended CIC Agreements.

As used in the Amended CIC Agreements, a Change in Control of the Company would occur if:

•
any person first becomes the beneficial owner of securities of the Company (not including securities previously owned by such persons or any securities acquired directly from the Company) representing 30% or more of the then-outstanding voting securities of the Company;

•	the individuals who constitute our Board of Directors at the beginning of any 24-month period cease, for any reason other than death, to constitute at least a majority of our Board of Directors;

•
the Company consummates a merger or consolidation with any other corporation, except where the voting securities of the Company outstanding immediately prior to the merger or consolidation continue to represent at least 50% of the voting securities of the Company (or the surviving entity of the merger or consolidation or its parent), or where no person first becomes the beneficial owner of securities of the Company representing 30% or more of the then-outstanding voting securities of the Company;

•
the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company, or an agreement is consummated for the sale or disposition by the Company of all or substantially all of its assets, excluding a sale or disposition by the Company of all or substantially all of its assets to an entity, at least 50% of the voting securities of which are owned by persons in substantially the same proportion as their ownership of the Company immediately prior to the sale; or

•
any person consummates a tender offer or exchange for voting stock of the Company and, directly or indirectly, becomes (in one or more transactions) the “beneficial owner” of securities of the Company representing a majority of the voting securities of the Company.

As used in the Amended CIC Agreements, a termination of a Named Executive Officer in connection with a Change in Control of the Company would include a termination of the individual’s employment:

•	by the Company at the time of or within two years after a Change in Control, other than for the individual’s death or incapacity for a period of 12 consecutive months, or for cause;

•
by the individual within two years after a Change in Control for (i) the Company’s breach of the Amended CIC Agreement or any other material obligation of the Company to the individual, (ii) any significant reduction by the Company of the individual’s authority, duties or responsibilities, (iii) any demotion or removal of the individual from his or her employment grade, compensation level or officer positions, or (iv) a relocation by more than 50 miles of the offices of the Company at which the individual principally works; and

•
by either the Company or the individual during the one year period immediately preceding a Change in Control, unless the Company establishes by clear and convincing evidence that the termination was for good faith business reasons not related to the Change in Control.

Compensation of Directors

The following table provides information on the compensation of members of our Board of Directors (who are not Named Executive Officers) in 2011.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards(1) ($)	All Other Compensation ($)	Total ($)
Leonard Becker……….	42,096	364,950(2)	–––	–––	407,046
Elizabeth H. Gemmill...	49,596(3)	364,950(2)	–––	–––	414,546
C. Keith Hartley………	42,096	364,950(2)	–––	–––	407,046
Lawrence Lacerte……..	42,096	364,950(2)	–––	–––	407,046
______________________________________

(1)
The aggregate numbers of shares issuable to each independent director upon the exercise of options outstanding as of December 31, 2011 were as follows:  Mr. Becker – 0 shares; Ms. Gemmill – 100,000 shares; Mr. Hartley – 100,000 shares; and Mr. Lacerte – 0 shares.  There were no restricted stock awards to any of our independent directors outstanding as of December 31, 2011.

(2)
Aggregate grant date fair value of (a) 5,000 shares issued as compensation for 2011, the closing price of the Company’s common stock being $39.40 per share on the grant approval date of March 10, 2011 (for a total amount of $197,000); and (b) 5,000 shares approved for issuance as compensation for 2012, the closing price of the Company’s common stock being $33.59 per share on the grant approval date of December 15, 2011 (for a total amount of $167,950).

(3)	Includes additional cash compensation to Ms. Gemmill for her service as Chairperson of the Audit Committee and Compensation Committee of the Board of Directors.

Compensation to each independent member of the Board of Directors in 2011 consisted of director fees, paid in cash and, in the case of Ms. Gemmill, additional cash for her service as Chairperson of the Audit Committee and Compensation Committee of the Board of Directors.  In addition, we reimbursed members of our Board of Directors for their reasonable travel expenses to attend all Board and committee meetings in 2011.

Compensation to each independent Board member also includes annual share awards.  These awards have historically been approved in December prior to the year in which the shares are issued.  Annual share awards to our independent directors for 2011 were approved on March 10, 2011, and thus appeared in the Compensation of Directors table of our proxy statement for the 2011 Annual Meeting of Shareholders.  Annual share awards to our independent directors for 2012 were approved on December 15, 2011, and thus also appear in the table above.

For 2011, our Compensation Committee and Board of Directors approved additional fees of $5,000 in cash to each committee chairperson.  Accordingly, as Chairperson of the Audit Committee and the Compensation Committee, Ms. Gemmill will receive an additional cash payment of $10,000 for her service in this capacity, said amounts being prorated based on the applicable grant date.

Equity Compensation Plans

The following table includes information on our equity compensation plans (including individual compensation arrangements), both those previously approved and not approved by our shareholders, as of December 31, 2011:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans(1) (#)
Equity compensation plans approved by security holders………	1,079,223	10.54	2,490,141(2)
Equity compensation plans not approved by security holders………	–––	–––	–––
Total………………………………..	1,079,223	10.54	2,490,141(2)
______________________

(1)	Excludes securities reflected in the column entitled “Number of securities to be issued upon exercise of outstanding options, warrants and rights.”

(2)
Includes 955,830 shares remaining available under the Company’s Employee Stock Purchase Plan.  No more than 12,500 shares are subject to purchase by each participant during any three-month purchase period under the Plan.

PROPOSAL 2
APPROVAL OF AN AMENDMENT TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION TO IMPLEMENT A MAJORITY VOTE STANDARD IN UNCONTESTED ELECTIONS OF DIRECTORS

On April 10, 2012, the Board of Directors unanimously approved an amendment to our Amended and Restated Articles of Incorporation to implement a majority voting standard for the election of directors in uncontested elections.  If the amendment is approved by the shareholders, a new Section 7 will be added to our Amended and Restated Articles of Incorporation that will read in its entirety as set forth below, and current Section 7 of our Amended and Restated Articles of Incorporation will be renumbered Section 8.  The proposed new Section 7 will read:

“Except as provided in Section 5.C(7) of these Amended and Restated Articles of Incorporation, each director of the Corporation shall be elected by a vote of the majority of the votes cast with respect to that director at any meeting for the election of directors at which a quorum is present, in accordance with Section 2-5(d) of the Amended and Restated Bylaws of the Corporation; provided, that if the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the votes cast and entitled to vote on the election of directors in person or by proxy at any such meeting.  For purposes of this Section 7, a vote of the majority of the votes cast means that the number of shares voted ‘for’ a director must exceed 50% of the votes cast with respect to that director.”

The Pennsylvania Business Corporation Law (the “PBCL”) provides that, unless otherwise specified in a company’s articles of incorporation, a director is elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present.  Our Amended and Restated Articles of Incorporation do not specify the voting standard required in director elections, so our directors are currently elected by a plurality vote.  Under plurality voting, only “for” votes are counted, not any “against” votes or abstentions, so in an uncontested election (i.e., an election where the only nominees are those proposed by the board) a director could be elected with only one “for” vote, despite an overwhelming number of “against” votes.

Over the past several years, the majority vote standard has been an evolving concept for many public companies.  We have been monitoring best practices in this area, and are aware that an increasing number of public companies have amended their charter or bylaws to provide for a majority voting standard rather than a plurality standard.  After careful consideration, the Board has concluded that it is in the best interests of the Company and our shareholders to amend our Amended and Restated Articles of Incorporation to provide for majority voting in uncontested director elections.

Under a majority voting standard in uncontested director elections, each vote is required to be counted “for” or “against” the director’s election. In order to be elected, the votes cast “for” such nominee’s election must exceed the number of votes cast “against” such nominee’s election.  Shareholders will also be entitled to abstain with respect to the election of a director, although abstentions will have no effect in determining whether the required affirmative majority vote has been obtained.  In contested elections, directors will be elected by a plurality of the votes cast.

Under the PBCL, an incumbent director who is not re-elected may remain in office until his or her successor is selected and qualified, continuing as a “holdover” director until the director resigns, his or her position is filled by a subsequent shareholder vote, or the director is removed by the shareholders.  If the amendment to the Amended and Restated Articles of Incorporation is approved by our shareholders, the Board intends to adopt a director resignation policy to address the continuation in office of a “holdover” director, so that an incumbent director who did not receive the requisite affirmative majority of the votes cast for his or her re-election must tender his or her irrevocable resignation to the Board.  The independent members of the Board (excluding the nominee in question if applicable) would then consider the resignation offer and make a recommendation to the Board as to whether to accept the director’s resignation.  Within 90 days following certification of the shareholder vote, the independent members of the Board (excluding the nominee in question if applicable) would make a final determination as to whether to accept the director’s resignation.  The Board’s explanation of its decision then would be promptly disclosed in a Current Report on Form 8-K filed with the SEC.

If approved by our shareholders, this amendment will become effective upon the filing of Articles of Amendment to our Amended and Restated Articles of Incorporation with the Secretary of State of the Commonwealth of Pennsylvania, which we would make promptly after the annual meeting.  The new majority voting standard would then be applicable to an uncontested election of directors at our 2013 annual meeting of shareholders.

No Dissenters’ Rights

Under Pennsylvania law, shareholders are not entitled to dissenters’ rights of appraisal with respect to this proposal.

Vote Required and Recommendation of our Board of Directors

This proposal will be approved if a majority of the votes cast by all shareholders, voting as a single class, are FOR approval.  Abstentions on this proposal are not considered “votes cast” and will have no effect on the outcome of the vote.  Similarly, broker non-votes are not considered “votes cast” with respect to this proposal and, therefore, will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE “FOR” ADOPTION OF THIS PROPOSAL 2.

PROPOSAL 3
ADVISORY VOTE ON EXECUTIVE OFFICER COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Exchange Act, our shareholders are now entitled to vote to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with SEC rules.  This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement.

The compensation of our Named Executive Officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this Proxy Statement.  As discussed in the Compensation Discussion and Analysis, we believe that our compensation policies and decisions are focused on pay-for-performance principles and strongly aligned with our shareholders’ interests, consistent with current market practices.  Compensation of our Named Executive Officers is designed to enable us to attract and retain talented and experienced executives to lead us successfully in a competitive environment.

Accordingly, our Board of Directors is asking our shareholders to indicate their support for the compensation of our Named Executive Officers as described in this Proxy Statement by casting a non-binding, advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Because the vote is advisory, it is not binding on the Board of Directors or our Company.  Nevertheless, the views expressed by the shareholders, whether through this vote or otherwise, are important to Company management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Vote Required and Recommendation of our Board of Directors

This proposal will be approved if a majority of the votes cast by all shareholders, voting as a single class, are FOR approval.  Abstentions on this proposal are not considered “votes cast” and will have no effect on the outcome of the vote.  Similarly, broker non-votes are not considered “votes cast” with respect to this proposal and, therefore, will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
ADOPTION OF THE RESOLUTION PROPOSED UNDER THIS PROPOSAL 3.

PROPOSAL 4
RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2012

At its March 8, 2012 meeting, our Audit Committee recommended and approved the appointment of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm to audit the consolidated financial statements of the Company for the year ending December 31, 2012.  KPMG has served in this capacity since being engaged by us on July 30, 2002.  We are seeking the ratification of our appointment of KPMG as our independent registered public accounting firm for 2012 at the Annual Meeting of Shareholders.

We expect that a representative of KPMG will be present at the Annual Meeting and will be available to respond to appropriate questions.  If this representative desires to do so, he or she will have the opportunity to make a statement at the Annual Meeting.

Vote Required and Recommendation of our Board of Directors

This proposal will be approved if a majority of the votes cast by all shareholders, voting as a single class, are FOR approval.  Abstentions on this proposal are not considered “votes cast” and will have no effect on the outcome of the vote.  Similarly, broker non-votes are not considered “votes cast” with respect to this proposal and, therefore, will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
ADOPTION OF THIS PROPOSAL 4.

Fees Billed by the Company’s Independent Auditors

The audit and tax fees to us from KPMG for 2011 and 2010 are set forth in the table below:

Fee Category	2011	2010
Audit Fees	$343,000(1)	$214,000(2)
Audit-Related Fees	–––	–––
Tax Fees	$60,000(3)	$8,000(3)
All Other Fees	–––	–––
______________________________________

(1)
Consisted of fees relating to the audit of consolidated financial statements, the audit of internal control over financial reporting, quarterly reviews, the issuance of a comfort letter and consent relating to a March 2011 common stock offering, and a statutory audit of the Company’s subsidiary in Hong Kong.

(2)
Consisted of fees relating to the audit of consolidated financial statements, the audit of internal control over financial reporting, quarterly reviews, the issuance of consents relating to registration statements filed with the SEC, and a statutory audit of the Company’s subsidiary in Hong Kong.

(3)	Consisted of fees relating to tax consultation for assisting with tax issues associated with business operations outside of the United States.

Audit Committee Pre-Approval Policies and Procedures

Our Audit Committee currently approves all engagements to provide both audit and non-audit services, and has not established formal pre-approval policies or procedures.  During 2011, our Audit Committee approved non-audit services, as defined by Rule 2-01(c)(7)(i)(C) of Regulation S-X, relating to tax consultation for assisting with tax issues associated with business operations outside of the United States.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The table below sets forth certain information, as of the Record Date, with respect to persons known by the Company to beneficially own more than five percent (5%) of any class of our voting securities.

Title of Class	Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(2) (#)	Percentage Ownership(2)
Common Stock
	Scott Seligsohn(3)(4)……………………..	3,407,200	7.4%
	Lori S. Rubenstein(3)(5)…………………	3,254,000	7.0%
	Steven G. Winters(3)(6)………………….	3,176,000	6.9%
	FMR LLC(7)…………………………….	4,569,106	9.9%
	Discovery Capital Management, LLC(8)..	6,008,115	13.0%
	Artisan Partners Holdings LP(9)..	3,224,300	7.0%

Series A Preferred Stock
	American Biomimetics Corporation(6)(10)	200,000	100%
	Sherwin I. Seligsohn(10)………………...	200,000	100%
______________________________________

(1)	Unless otherwise indicated, the address of each beneficial owner is 375 Phillips Boulevard, Ewing, New Jersey 08618.

(2)
Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of our common stock and Series A Preferred Stock beneficially owned by them.  The percentage ownership for each beneficial owner listed above is based on 46,340,345 shares of our common stock and 200,000 shares of our Series A Preferred Stock outstanding as of the Record Date.  In accordance with SEC rules, options or warrants to purchase shares of our common stock that were exercisable as of the Record Date, or would become exercisable within 60 days thereafter, are deemed to be outstanding and beneficially owned by the person holding such options or warrants for the purpose of computing such person’s percentage ownership, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(3)
Includes (a) 1,500,000 shares of our common stock owned by the Sherwin I. Seligsohn Irrevocable Indenture of Trust dated July 29, 1993, FBO Lori S. Rubenstein (the “Rubenstein Trust”), of which Lori S. Rubenstein, Scott Seligsohn and Steven G. Winters are co-trustees; (b) 1,500,000 shares of our common stock owned by the Sherwin I. Seligsohn Irrevocable Indenture of Trust dated July 29, 1993, FBO Scott Seligsohn (the “Seligsohn Trust”), of which Lori S. Rubenstein, Scott Seligsohn and Steven G. Winters are co-trustees; and (c) 176,000 shares of our common stock owned by American Biomimetics Corporation, of which the Rubenstein Trust and Seligsohn Trust are the principal shareholders.  Ms. Lori S. Rubenstein is Mr. Sherwin I. Seligsohn’s adult daughter, and Mr. Scott Seligsohn is Mr. Sherwin I. Seligsohn’s adult son.

(4)	Includes 13,000 options to purchase shares of our common stock and 218,200 shares of our common stock owned directly by Mr. Scott Seligsohn.

(5)	Includes 78,000 shares of our common stock owned directly by Ms. Rubenstein.

(6)	The address of these beneficial owners is c/o Cozen O'Connor, 1900 Market Street, Philadelphia, PA 19103.

(7)
Based solely on a Schedule 13G/A filed by FMR LLC and Edward C. Johnson 3d, Chairman of FMR LLC, on February 14, 2012.  The reported address for each of FMR LLC and Edward C. Johnson 3d is 82 Devonshire Street, Boston, Massachusetts 02109.

(8)
Based solely on a Schedule 13G/A filed by Discovery Capital Management, LLC and Robert K. Citrone on February 14, 2012, and a Statement of Changes in Beneficial Ownership on Form 4 filed by Discovery Capital Management, LLC and Robert K. Citrone on March 12, 2012.  The reported address for each of Discovery Capital Management, LLC and Robert K. Citrone is 20 Marshall Street, South Norwalk, Connecticut 06854.

(9)
Based solely on a Schedule 13G filed by Artisan Partners Holdings LP, Andrew A. Ziegler and Carlene M. Ziegler on February 7, 2012.  The reported address for each of Artisan Partners Holdings LP, Andrew A. Ziegler and Carlene M. Ziegler is 875 East Wisconsin Avenue, Suite 800, Milwaukee, Wisconsin 53202.

(10)
Mr. Sherwin I. Seligsohn, our Founder and Chairman of the Board, is the sole Director, Chairman, President and Secretary of American Biomimetics Corporation, which owns all 200,000 shares of our Series A Preferred Stock.

Security Ownership of Management

The table below sets forth certain information, as of the Record Date, with respect to the beneficial ownership of any class of our equity securities beneficially owned by all directors, nominees for director and Named Executive Officers of the Company.

Title of Class	Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(2) (#)	Percentage Ownership(2)
Common Stock
	Sherwin I. Seligsohn.…………………	647,312(3)	1.4%
	Steven V. Abramson…………………	439,216	*
	Sidney D. Rosenblatt………………...	619,239(4)	1.3%
	Julia J. Brown, Ph.D…………………	240,909	*
	Janice K. Mahon……………………..	89,523	*
	Michael G. Hack, Ph.D.……………..	36,197	*
	Leonard Becker……………………...	31,250	*
	Elizabeth H. Gemmill………………..	185,620	*
	C. Keith Hartley……………………...	179,077(5)	*
	Lawrence Lacerte……………………	883,002(6)	1.9%
	All directors and executive officers as a group (10 persons)……………	3,351,345	7.1%

Series A Preferred Stock
	Sherwin I. Seligsohn.…………………	200,000(7)	100%
_______________

*	Represents less than 1% of our outstanding common stock.

(1)	Unless otherwise indicated, the address of each beneficial owner is 375 Phillips Boulevard, Ewing, New Jersey 08618.

(2)
Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of our common stock beneficially owned by them.  The percentage ownership for each beneficial owner listed above is based on 46,340,345 shares of our common stock and 200,000 shares of our Series A Preferred Stock outstanding as of the Record Date.  In accordance with SEC rules, options or warrants to purchase shares of our common stock that were exercisable as of the Record Date, or would become exercisable within 60 days thereafter, are deemed to be outstanding and beneficially owned by the person holding such options or warrants for the purpose of computing such person’s percentage ownership, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.  The numbers of shares of common stock listed include the following number of shares issuable upon the exercise of outstanding warrants or options: Sherwin I. Seligsohn – 180,500; Steven V. Abramson – 82,800; Sidney D. Rosenblatt – 180,000; Julia J. Brown – 41,000; Janice K. Mahon – 25,532; Michael G. Hack – 0; Leonard Becker – 0; Elizabeth H. Gemmill – 100,000; C. Keith Hartley – 100,000; and Lawrence Lacerte – 0.

(3)
Includes 176,000 shares of our common stock owned by American Biomimetics Corporation, of which Mr. Sherwin I. Seligsohn is the sole Director, Chairman, President and Secretary.  Also includes 21,000 shares of our common stock owned by The Seligsohn Foundation, of which Mr. Sherwin I. Seligsohn is the sole trustee.  Does not include (i) 1,500,000 shares of our common stock owned by the Rubenstein Trust; (ii) 1,500,000 shares of our common stock owned by the Seligsohn Trust; (iii) 78,000 shares of our common stock owned by Ms. Lori S. Rubenstein; and (iv) 13,000 options to purchase shares of our common stock and 218,200 shares of our common stock owned by Mr. Scott Seligsohn, as to which in each case Mr. Sherwin I. Seligsohn disclaims beneficial ownership.

(4)	Includes 3,250 shares of our common stock held by Mr. Rosenblatt’s children and being reported as beneficially owned by him.

(5)	Includes 23,528 shares of our common stock owned by Mr. Hartley’s Defined Benefit Pension Plan.

(6)	Includes 16,000 shares of our common stock held by Mr. Lacerte’s children and being reported as beneficially owned by him.

(7)	Mr. Sherwin I. Seligsohn is the sole Director, Chairman, President and Secretary of American Biomimetics Corporation, which owns all 200,000 shares of our Series A Preferred Stock.

CERTAIN TRANSACTIONS WITH RELATED PERSONS

Our Relationship with Global Photonic Energy Corporation

Global Photonic Energy Corporation (“GPEC”) is a private company that was formed by Sherwin I. Seligsohn, our Founder and Chairman of the Board, at about the same time we began operating in 1994.  GPEC’s business focuses on organic photovoltaic solar cell technologies.  These technologies are related to our OLED technologies, in that similar processes and materials used to emit light from an OLED may be useful for converting solar energy into electricity in an organic photovoltaic device.

Sherwin I. Seligsohn currently serves as Chairman of the Board, Chief Executive Officer and President of GPEC.  Certain other of our employees who are not directors or executive officers of the Company also are employed by and/or serve on the Board of Directors of GPEC.  Mr. Seligsohn and these other individuals receive separate salaries, bonuses and other compensation from GPEC for their work in these various capacities.

For many years, we and GPEC have both funded research in the laboratories of Dr. Stephen R. Forrest, formerly at Princeton University and now at the University of Michigan, and Dr. Mark E. Thompson at the University of Southern California.  Our funded research relates to OLEDs and other organic opto-electronic devices, and GPEC’s funded research relates to organic photovoltaic solar cells.  On occasion, inventions arising from this funded research have application to both our and GPEC’s fields of interest.

To address this potential overlap of interest, we reached an understanding with GPEC, memorialized in a letter dated June 4, 2004, that patent rights derived from research funded under the research agreements after that date would be licensed to each of the Company and GPEC exclusively in its respective field of interest.  For GPEC, this field is organic photovoltaic cell for solar energy conversion.  For us, this field is thin film organic electronics for displays, lasers, lighting, organic thin film transistors, organic memories and other thin-film organic devices, but not including thin film organic photovoltaic cells for solar energy conversion.  We and GPEC each pay a portion of the legal fees and other costs for patent filings claiming inventions that have application to both parties’ fields of interest, which filings are made in agreed upon countries.  If only one of the parties wishes to make a patent filing in a particular country, that party bears the entire cost of the filing.  Otherwise, the parties exchange no money or other consideration on account of this arrangement.

Our Relationship with Scott Seligsohn

We employ Scott Seligsohn, son of Sherwin I. Seligsohn, as an executive assistant to Sherwin I. Seligsohn in his capacity as our Founder and Chairman of the Board of Directors.  In 2011, we paid Scott Seligsohn base salary and bonus compensation of $100,020.

Policies and Procedures for Approval of Related Person Transactions

Consistent with applicable NASDAQ listing requirements, the Audit Committee of our Board of Directors is responsible for reviewing all transactions between us and related persons for potential conflicts of interest on an ongoing basis, and for approving all such transactions.  Related persons include any of our directors or nominees for director, any of our executive officers, any shareholders owning more than 5% of any class of our equity securities, and immediate family members of any of these persons.

To help identify transactions with related persons, each year, we submit and require our directors and executive officers to complete Director and Officer Questionnaires identifying any transactions with us in which they or their family members have an interest.  Responses to these Director and Officer Questionnaires are reviewed and transactions that might reasonably pose a conflict of interest are brought to the attention of the Audit Committee for consideration.

The transactions with the related persons identified above were all reviewed with our Audit Committee at a meeting on April 10, 2012.  At this meeting, the Audit Committee ratified each of these transactions following its consideration of the potential conflicts of interest.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors, as well as persons beneficially owning more than 10% of any class of our equity securities, to file with the SEC reports of beneficial ownership and reports of changes in beneficial ownership of these equity securities.  Based solely on our review of these reports as furnished to us during or with respect to 2011, we believe that our executive officers, directors and holders of more than 10% of any class of our equity securities met all applicable filing requirements.

RISK OVERSIGHT BY OUR BOARD OF DIRECTORS

The role of our Board of Directors in our risk oversight process includes receiving regular reports from members of management on areas of material risk to us, including operational, financial, legal and strategic risks.  Our Board of Directors also works to oversee risk through its consideration and authorization of significant matters, such as major strategic, operational and financial initiatives and its oversight of management’s implementation of those initiatives.

In particular, our Audit Committee is tasked pursuant to its charter “to discuss with management and the Company’s independent auditor, as appropriate, the Company’s risk assessment and risk management policies, including the Company’s major exposures to financial risk and the steps taken by management to monitor and mitigate such exposures.”  As appropriate, the Chairperson of the Audit Committee reports to the full Board of Directors on the activities of the Audit Committee in this regard, allowing the Audit Committee and the full Board to coordinate their risk oversight activities.

In its risk oversight capacity, our Board of Directors and Audit Committee engage in various practices, including, without limitation:

•
reviewing and considering reports from and information provided by management to the Board and its committees on topics relating to the risks that we face, including, without limitation, the status of current and anticipated developments of our technology, access to debt and equity capital markets, existing and potential legal claims against us and various other matters relating to our business;

•	the direct oversight of specific areas of our business by our Compensation Committee and Audit Committee; and

•
reviewing and considering reports from, and information provided by, our auditors and other outside consultants regarding various areas of potential risk, including, among others, those relating to our compensation practices and our internal control over financial reporting.

As one component of our risk oversight and anti-fraud program, our Audit Committee has established complaint reporting procedures described in the “For Investors” section of our website at www.universaldisplay.com.  These procedures indicate how to submit complaints to our Audit Committee regarding accounting, internal accounting controls or auditing matters.  Once received, grievances are reviewed by our President and General Counsel and then forwarded to the Chairperson of the Audit Committee for consideration.  Questions or concerns may also be submitted anonymously to the Audit Committee in writing, via an unsigned letter, or through a name-protected email process administered by a third-party service provider.

ETHICS AND BUSINESS CONDUCT

Code of Ethics and Code of Conduct for Employees

We have adopted Corporate Policies and Procedures applicable to all of our officers and other employees, which we last updated in December 2006 and which was ratified by our Board of Directors on January 15, 2007.  A portion of these policies and procedures (our “Code of Conduct for Employees”) constitutes our “code of ethics” for the Chief Executive Officer, Chief Financial Officer and Controller within the meaning of applicable SEC rules.  Our Code of Conduct for Employees also serves as our “code of conduct” applicable to all officers and employees of the Company as required by applicable NASDAQ listing standards.  In December 2011, all of our employees were asked to review and affirm their knowledge and understanding of the Code of Conduct for Employees.  Our Code of

Conduct for Employees is publicly available through the “For Investors” section of our website at www.universaldisplay.com.

If we make any further amendments to our Code of Conduct for Employees (other than technical, administrative, or other non-substantive amendments), or if we grant any waivers of the Code of Conduct for Employees (including implicit waivers) in favor of our Chief Executive Officer, Chief Financial Officer or Controller, we will disclose the nature of the amendment or waiver, its effective date and to whom it applies in that same location on our website, or in a current report on Form 8-K that we file with the SEC.  In addition, any waiver of our Code of Conduct for Employees with respect to our executive officers must be approved by our Board of Directors.

Code of Conduct for Directors

Our Board of Directors has adopted a “Code of Conduct for Directors” that serves as our “code of conduct” applicable to all of our directors as required by applicable NASDAQ listing requirements.  The Code of Conduct for Directors was last ratified by our Board of Directors at a meeting held on April 10, 2012.  Our Code of Conduct for Directors is publicly available through the “For Investors” section of our website at www.universaldisplay.com.  Any waiver of our Code of Conduct for Directors must be approved by our Board of Directors and will be disclosed as required under applicable regulations.

SHAREHOLDER PROPOSALS

Shareholders may submit proposals to us on matters appropriate for shareholder action at our next annual meeting of shareholders in accordance with regulations adopted by the SEC.  Proposals must be received by December 27, 2012, to be considered for inclusion in the proxy statement and form of proxy for our next annual meeting of shareholders.  Shareholder proposals received by us after March 12, 2013, will be deemed “untimely,” and proxy holders will have the right to exercise discretionary voting authority with respect to such proposals.

All shareholder proposals must be in writing and must comply with the notice, information and consent provisions contained in our Amended and Restated Bylaws.  Proposals should be directed to the attention of our Corporate Secretary at Universal Display Corporation, 375 Phillips Boulevard, Ewing, New Jersey 08618.

ANNUAL REPORT TO SHAREHOLDERS

A copy of our 2011 Annual Report to Shareholders, containing financial statements for the year ended December 31, 2011, is being transmitted with this proxy statement.  A copy of our Annual Report on Form 10-K for the year ended December 31, 2011, including the financial statements and any financial statement schedules, may be obtained, without charge, by writing to us at Universal Display Corporation, 375 Phillips Boulevard, Ewing, New Jersey 08618, Attn: Corporate Secretary.

Sincerely,

/s/ Sidney D. Rosenblatt
Sidney D. Rosenblatt
Executive Vice President, Chief Financial Officer,
Treasurer and Secretary

Ewing, New Jersey
April 26, 2012

Directions to the Annual Meeting of Shareholders

Address:
Crowne Plaza Philadelphia West hotel (formerly the Holiday Inn on City Line Avenue), 4010 City Avenue, Philadelphia, Pennsylvania 19131

From New York, New Jersey, and all points East via I-95 South:
Take I-95 South to the NJ Turnpike South.  Take the NJ Turnpike South to the PA Turnpike (Exit 6).  Take the PA Turnpike West to I-476 South (Exit 25A).  Take I-476 South to I-76 East.  Take I-76 to Exit 339, Rt. 1 South – City Avenue.*

From Delaware, Maryland and all points South via I-95 North:
Take I-95 North to I-76 (Exit 11).  Take I-76 across the George Platt Bridge.  After exiting the bridge, turn left onto I-76 West.  Take I-76 West to Exit 339, Rt. 1 South – City Avenue.*

From Harrisburg, Hershey and all points West via the Pennsylvania Turnpike:
Take the PA Turnpike East to I-76 East (Exit 24 – Valley Forge).  Take I-76 East to Exit 339, Rt. 1 South – City Avenue.*

* When exiting I-76 onto City Avenue, stay in the far left lane and proceed through the first traffic light.  Turn left at the next light onto Presidential Blvd.  Make the first right into the hotel parking lot.  If driving North on City Avenue, or if required to turn around, there is an entrance to the hotel between T.G.I. Friday’s and TD Bank.

UNIVERSAL DISPLAY CORPORATION

PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS ON JUNE 21, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Steven V. Abramson and Sidney D. Rosenblatt, jointly and severally, as proxies, each with power to appoint a substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of common stock of Universal Display Corporation held of record by the undersigned on April 10, 2012, at the Annual Meeting of Shareholders to be held on June 21, 2012, or any postponements or adjournments thereof.

PLEASE COMPLETE AND SIGN THIS PROXY ON THE REVERSE SIDE AND
RETURN YOUR PROXY PROMPTLY

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF
UNIVERSAL DISPLAY CORPORATION
June 21, 2012
Important Notice Regarding the Availability of
Proxy Materials for the Annual Meeting of Shareholders to be Held on June 21, 2012
This proxy statement and our 2011 Annual Report to Shareholders are available at www.universaldisplay.com in the “For Shareholders – SEC Documents” section.

Please sign, date and mail your proxy card in the envelope provided as soon as possible.
↓ Please detach along perforated line and mail in the envelope provided. ↓

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS
AND “FOR” PROPOSALS 2, 3 AND 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [X]

1.	Election of the seven directors proposed in the accompanying Proxy Statement, each to serve for a one-year term and until a successor is selected and qualified.
NOMINEES:
[ ] FOR ALL NOMINEES	○	Steven V. Abramson
	○	Leonard Becker
[ ] WITHHOLD AUTHORITY FOR ALL NOMINEES	○	Elizabeth H. Gemmill
	○	C. Keith Hartley
[ ] FOR ALL EXCEPT (See Instructions Below)	○	Lawrence Lacerte
	○	Sidney D. Rosenblatt
	○	Sherwin I. Seligsohn

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

		FOR	AGAINST	ABSTAIN
2.	Approval of an amendment to the Company’s Amended and Restated Articles of Incorporation to implement a majority vote standard in uncontested elections of Directors	□	□	□
3.	Advisory approval of the Company’s executive officer compensation	□	□	□
4.	Ratification of the Appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2012	□	□	□

The shares represented by this proxy, if it is properly executed, will be voted in the manner directed herein by the undersigned shareholder(s).  If no direction is made, the shares represented by this proxy will be voted “FOR” all nominees for director and “FOR” Proposals 2, 3 and 4.  To the extent permissible under applicable law, this proxy also delegates discretionary authority to vote on any matter that may properly come before the meeting, or any postponements or adjournments thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above.  Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Shareholder:___________________ Date _______ Signature of Shareholder:___________________ Date _______

Note:
Please sign exactly as your name or names appear on this Proxy.  When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.  If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.